As filed with the Securities and Exchange Commission on March 19 , 2008.

File No. 000-51577

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A
(Amendment No. 3 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
 Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ESPRE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	68-0576847
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5700 W. Plano Parkway, Suite 2600, Plano Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (214) 254-3708

Copies to:

Peter Leighton, President	Jonathan L. Shepard, Esquire
Espre Solutions, Inc.	Siegel, Lipman, Dunay, Shepard & Miskel, LLP
5700 W. Plano Parkway, Suite 2600	5355 Town Center Road, Suite 801
Plano, TX 75093	Boca Raton, FL 33486
(214) 254-3708	(561) 368-7700

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Consent of Sweeney, Gates & Co., dated March 18, 2008

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document.

As used in this Form 10, unless the context otherwise requires the terms “we,” “us,” “our,” “Espre” and the “Company” refer to Espre Solutions, Inc., a Nevada corporation.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other “forward-looking” information. Espre Solutions, Inc., believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Form 10 because they involve both known and unknown risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed below in the section captioned “Risk Factors” within Item 1, “Description of Business,” as well as other cautionary language in this Form 10, provide examples of risks, uncertainties and events that may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors could have a material adverse effect on our business, results of operations and financial position.

The safe harbor for forward-looking statements provided in the Securities Litigation Reform Act of 1995 are unavailable to issuers such as Espre Solutions, Inc., which are not subject to the reporting requirements set forth under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Our Registration Statement on Form 10 became effective on January 7, 2008. Accordingly, we are required to file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services, and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Our internet address is www.espresolutions.com. We will make available through a link to the Securities and Exchange Commission’s web site, electronic copies of the materials we file with the Securities and Exchange Commission (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% shareholders and amendments to those reports). To receive paper copies of our Securities and Exchange Commission materials, please contact us by mail addressed to Forres McGraw, Chief Financial Officer, Espre Solutions, Inc., 5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093, (214) 254-3708.

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ITEM 1. BUSINESS

General Information

Our business address is 5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093 and our telephone number is 214-254-3708. General information concerning Espre can be found on our website at www.espresolutions.com.

Background

We were incorporated in New Jersey on March 4, 1953, under the name “Planning and Redevelopment Associates,” subsequently changed to “Candeub, Fleissig and Associates.” From our organization until the 1980’s, we provided planning and environmental consulting services to local governmental agencies and private organizations. In August 1981 we filed a notice on Form 15 with the Commission suspending our reporting obligations because we then had less than three hundred shareholders. From approximately 1985 until July 2004, when we merged with Espre Solutions, Inc., a Texas corporation organized December 23, 2003 (“Espre Texas”), we were not engaged in any material business activity. The Company was re-domiciled as a Delaware corporation in April 2004 and in August 2004 was re-domiciled in Nevada under the name “Espre Solutions, Inc.” in order to be governed by Nevada’s corporate laws.

In July 2004, while domiciled in Delaware, we acquired Espre Texas in a merger in which 29,960,366 shares of our Common Stock and 5,000,000 shares of our preferred stock were issued to the founders and certain employees of Espre Texas, a startup company that had acquired a license for our proprietary video CODEC, “Lightning Strike™,” and other technology (the “Vianet Technology”) from Video Software Partners, LLC, a Texas limited liability company (“VSP”) on May 1, 2004, prior to our merger with Espre Texas. On September 4, 2004, we bought the Vianet Technology from VSP. The Vianet Technology was developed by Vianet Technologies, Inc., a Delaware corporation (“Vianet”), and was acquired by VSP from Vianet upon Vianet’s foreclosure in April 2004 of its security interest in the Vianet Technology pursuant to a security agreement dated February 5, 2003, between Vianet and VSP. Vianet was a public company with which our President, Peter Leighton, our Chief Executive Officer, Peter Ianace, and our Chief Operating Officer, Robert Logan, were associated as shareholders, officers and directors. Mr. Leighton served as an officer and director of Vianet from its organization until December 2001; Mr. Ianace was President of Vianet from its organization until September 2003; and Mr. Logan was an officer of Vianet from its organization until January 2004. Vianet ceased to be a reporting company on November 18, 2005, when the registration of Vianet’s common stock under Section 12(g) of the Securities Exchange Act of 1934 was revoked by the Securities and Exchange Commission for repeated failure to file periodic reports with the Commission. Greg Somers, the manager and a member of VSP, was an officer and director of Vianet commencing in December 2001, and became Vianet’s President in May 2003. Mr. Somers was also a principal shareholder of Vianet. Mr. Somers has never been an officer, director, or employee of Espre.

In August 2004, we acquired Wireless Peripherals, Inc., a Texas corporation (“Wireless Peripherals”), in exchange for 24,960,366 shares of our Common Stock and fully-vested options to purchase an additional 3,539,634 shares of our Common Stock (3,462,618 common shares at $0.02 per share and 25,672 shares at $0.01 per share). Wireless Peripherals was a development stage company that had been developing a product called eViewLink, which we now own and which we have integrated into our ESPRE Live platform. On November 19, 2003, JOD Enterprises sold its ViewMail Marketing System technology to Espre Consulting, a company owned by Mr. Ianace’s wife. Espre Consulting assigned the JOD technology to Espre Texas on December 23, 2003.

Until August 2005, the Company’s business strategy was to market its video applications to corporations, advertising agencies, ISPs, ASPs and value added resellers. In August 2005, the Company changed its business strategy and commenced marketing its services to the same customer base. Also until approximately August 2005, the Company was engaged almost exclusively in the research and development of its products. Accordingly, until that date the Company had a very limited sales and marketing program and did not generate material revenue. As we commenced our current operations upon the organization of Espre Texas in December 2003, no discussion is provided for any period prior to that time.

Our Common Stock was forward split on a three share for one share basis on May 2, 2005, in order to increase liquidity in the trading market for our shares. All shares of our Common Stock, all warrants and options, and all exercise prices are stated in the balance of this Registration Statement on a post-split basis.

Our Technology and Products

We participate in the trend towards the proliferation of video content on the web, both user and provider generated. The continued global deployment of broadband has created a market for digital media creation and delivery. Our strategy includes focusing on providing our customers with powerful tools to enable the rapid deployment of video offerings to customers and participating in the success of our customers’ deployment. Our principal offerings are ESPRE Live, our Lightning Strike™ CODEC, and our Video eXchange Network, descriptions of which follow. We also provide custom engineering and design services.

ESPRE Live. ESPRE Live has Lightning Strike™ as its platform and utilizes all of the technology we have acquired, including our ViewMail Marketing System, eViewChat, and eViewLink. ESPRE Live is a software development kit, or “SDK,” that is designed to enable customers to build applications that deliver high-quality video at low data rates that Lightning Strike™ over IP-based networks (both wireless and hardwired) and the internet to devices such as PDA’s, personal computers and, eventually, Java-enabled smart phones. This approach is provided as one integrated platform and delivered as an SDK for developers and integrators. This comprehensive video platform facilitates real-time integration, delivery and archiving of live and streaming interactive media. Our SDK is designed to enable broadband service providers and developers to build and rapidly deploy multiple, ubiquitous, robust live video services and applications. ESPRE Live solves challenges of video delivery over the internet using a holistic approach. The ESPRE Live platform provides the following features that resolve video delivery issues over the internet:

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Advanced Player. The ESPRE Live player provides what we refer to as Advanced Player controls, such as gesturing, so that the cursor can be used to pause, play, fast forward, rewind and stop in addition to the ability to provide these functions through the standard button type interface. Other Advanced Player controls can be built by the web developer using the ESPRE SDK to build a webpage where multiple video windows interact, under programmatic controls. The video player for each video can be queued and directed as needed to deliver a truly interactive multimedia experience. Still other Advanced Player controls can be built by the web developer using the ESPRE SDK to insert advertising or make user- and session-dependent choices for alternative video materials and sequencing. The result is that the Advanced Player delivers the benefits of a real time video editor. Advanced Player controls take technology application issues off the table and allow developers more freedom in applying “art” to the development of an interactive video presentation to simplify and enhance the user experience.

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Time Stamping. Since video file is time stamped every one hundred milliseconds, the Advanced Player has the ability to display the progress of the video presentation in terms of chapters, percentage or other representations as the developer chooses. Time stamping also provides the ability to synchronize two video presentations such as a “talking head” synchronized with a PowerPoint presentation in a collaborative session with full ability to control the viewing experience of other participants through moderator controls.

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Multiple Encoding Formats. The ESPRE Live toolset has the ability to produce multiple versions of encoded files from a single pass encoding process. These multiple files are needed for offering tradeoffs between video quality level, bandwidth that will be used and CPU resources that will be consumed. Since there is a broad spectrum in available bandwidth to end devices and available CPU resources in them, intelligent applications can determine the resource availability and select the most appropriate encoded file to match the resources and to maximize the user experience. The multiple encoding formats also allow applications to switch between formats in real time. Since the frame reference numbers are synchronized between the various formats, the end device player is able to dynamically switch between formats in real time without interruption or stall of the video presentation in response to network interruptions, bandwidth variability, bandwidth demand by the user, or available CPU variability.

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Encoding Efficiency. The ESPRE CODEC is highly efficient in speed of encoding, the high level of compression achieved, and in color quality that is retained during compression. Speed of encoding and the high level of compression are critical to real time conferencing. This efficiency enables the ESPRE toolset to perform local encoding and uplink of a video channel while simultaneously performing decoding of several downlink video channels. No other CODEC operates at the efficiency level that allows all these sessions simultaneously. The encoding efficiency provides other benefits. For content owners planning to post large volumes of video, the prospect of lengthy encoding periods translates into purchasing large server farms to maximize parallel processing. With the ESPRE CODEC, even high definition encoding can be accomplished in nearly the same time as the video running time, while other CODECs are known to need 5-7 times the running time for the encode process. The retention of color quality during the compression process is extremely important in order to maximize the user experience and provide DVD-like quality video for entertainment purposes.

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Pull Strategy Using HTTP. The ESPRE Live player in the user end device controls the streaming of video frames from the streaming server. This is in contrast to the push strategy in most other video streaming technology that leads to difficulties. With the intelligence of the player in the end device, the player knows the exact status of the user experience and what to do about it. Recovery from interruptions is simple: the player repeats the pull requests from exactly where they were interrupted without any wasted buffering, without loss of frames and especially without loss of synchronization. This pull strategy also enables the smooth switchover in real time from one streaming server to another. Nearly every video provider invests heavily in redundant servers but they are of little use if the player intelligence is centralized in those servers. With the pull strategy, switchover from one server to another is smooth, since the pull requests are simply directed to another server. Implementing a pull strategy allows users to experience the best video quality possible over adverse conditions such as delay, jitter, packet loss and connection loss. The architectural strategy of having the Advanced Player in control on of the user experience has proven to be a dramatic improvement over the standard push strategy invoked by most companies delivering streaming video today.

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Advanced Buffering Strategy. The decoder (or player) automatically detects server disconnects and then automatically reconnects to that server or another server at the exact frame where the disconnect occurred. The result is that the viewer has an uninterrupted experience even though the server may experience multiple disconnects during the viewing of a short or long video presentation.

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Audio Video Synchronization. The ESPRE Live encoding process separates the audio file from the video file in order to ensure synchronization of audio and video in lengthy video presentations such as full length movies or extended training videos. This approach also allows multiple language audio tracks to be used and be perfectly synchronized with the original video tracks. Time stamping the encoded files every one hundred milliseconds and synchronizing the decoding insures that any loss of synchronization will not be visible to the viewer.

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Seamless Integration. The ESPRE Live tool kit allows a developer to build an application that provides the user the ability to watch a video on one device, then switch to another device, and resume viewing at the exact same position in which the viewer left off. In today’s world of frequently switching between multiple electronic devices, seamless integration means that a user could be watching a full-length movie while on a commuter train and stop the video when they arrive at their destination. Later, the user could resume watching the movie on either the home PC or IP Set Top Box connected to a home theatre and start at the exact scene at which they had stopped viewing earlier.

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Live Interactive Media Presentation and Controls. ESPRE Live provides developers with the ability to design applications that incorporate pre-recorded video presentations with live interactive video capabilities within the same browser page. Designers and developers are able to focus on the “art” of creating compelling multimedia applications. In a video conferencing or collaboration application, the moderator or presenter has the ability to control the participant’s views and interactions. For example, in a synchronous learning application with multiple participants, the moderator has floor controls to allow participants to “take the floor” and address all other active participants in the session, or to share materials with participants.

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Broadband Distribution Mirroring. Consumer broadband providers have deployed services using a model of high down-link bandwidth and low up-link bandwidth. ESPRE Live incorporates a patented and economical solution to providing multiparty video conferencing to match up with this type of broadband availability. Participants in a multiparty video conference need only transmit one up-link and at the same time receive multiple down-links for all the other participants in the conference. ESPRE uses a Virtual eXchange Network (VXN) to efficiently manage the replication of down-links in real time video conferencing. The VXN Server is capable of managing as many as one thousand concurrent sessions at a time.

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Internet Broadcasting. The VXN is configurable to cascade to other VXN Servers. Use of a single layer of cascading VXN severs enables the ESPRE Live solution to broadcast to 1000x1000 or one million participants. Use of multiple layers of cascading VXN servers surpasses current thinking on how live internet video broadcasting can be applied. (See “Video eXchange Network (VXN),” below.)

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Recording and Archiving. Within the confines of a video messaging application, the user encodes and compresses audio and video on his local machine using a Java applet. When compression is complete the application sends a highly compressed version up to a server for distribution and archiving. For live interactive sessions, ESPRE Live has incorporated an HTTP Gateway acting as a virtual file system to provide recording and archiving functionality on demand.

Lightning Strike™ CODEC (LSVX™). We have developed our acquired proprietary video compression/decompression (“CODEC”) software to deliver high-quality video at low data rates over proprietary networks and the internet to set-top boxes, personal computers and wireless devices. Unlike many other video CODECs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), our video compression/decompression technology is based solely on intellectual property that we have acquired or developed. We also are devoting significant attention to enabling our CODEC to operate on an array of chips. We plan to position these chips in set top boxes, PDA’s and other wireless devices. This should encourage use by customers who want to develop video-enabled consumer products in a short timeframe. We are developing relationships with chip companies in order to ensure the deployment of our technology to as wide a base as possible.

Video eXchange Network (VXN). We have developed a Video eXchange Network (VXN) solution for delivering real time conferencing, multicast and broadcast video applications across the internet and private IP networks. This enables utilization of our video applications to deliver high-quality, real time video services across a scalable VXN infrastructure. Our dedicated, nationwide VXN server networks will be deployed on all major internet systems. This comprehensive network will allow us to deliver real time video content on the edge of the internet for faster, higher quality video content delivery. This means fewer dropped frames and the highest possible video quality for millions of concurrent streams. Our intelligent routing guarantees uninterrupted video content delivery. We have designed a video Java Player for both live and store-forward video that allows video content to be effectively delivered to all desktops using any Web browsers, via our VXN infrastructure. A single live video stream can be replicated simultaneously to thousands of recipients while being recorded for subsequent playback. Recipients can switch between the live and recorded stream as if they were connected to a high quality digital video recorder.

Custom Engineering and Design Services. We provide custom engineering and design services to support customers and business partners wishing to build applications using our products. These services include the architecture and design of the application itself, technical support of the application, and integration of the application with other products.

ESPRE Live and Lightning Strike ™ Revenue Model
Our revenue model is to license ESPRE Live and Lightning Strike™ for defined markets for, in most cases, revenue sharing arrangements. We plan to market ESPRE Live under the following revenue models:

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Vertical market application developers. ESPRE Live will be licensed to web developers who are in the business of selling a complete solution to their customer base. We have identified a number of large vertical markets that include distance learning, healthcare, government, homeland security, ISP’s, legal and broadcasters that can best use ESPRE Live to develop applications relevant to the specific market. We have initiated a plan to target a lead customer or large systems integrator to partner within each of these vertical markets. The end application will be developed one of three ways; by the systems integrator, the lead customer’s technical staff, or our custom engineering services organization under contract to that lead customer. The revenue model will be to charge a combination of right to use licenses and revenue sharing royalties.

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Hosting model. We plan to make available some basic forms of ESPRE Live to the global web developer community for free. Deployment of applications will be required to be hosted on our VXN server network for which we will charge customary industry rates.

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CODEC licensing. We will license the stand alone LSVX CODEC to companies that choose to integrate the CODEC into their own delivery platform. Our DSP Version will be sold through OEM arrangements to set top box and mobile device manufacturers.

•	Custom Engineering and Design Services. We charge engineering services to customers to build applications to their specification and to assist in the design and architecture of the application itself.

We believe that we have adopted the licensing model for ESPRE Live most appropriate for a business of our size and expertise. The licensing model we have adopted is one in which we license ESPRE Live to customers for licensing fees and, in some cases, ongoing royalties based on the customers’ revenues. Other licensing models could involve licensing ESPRE Live directly to individual customers, but this would require a substantial investment in support and technical services that we are not financially able to fund. A result of the licensing model we have chosen is that the amount of revenue we generate is highly dependent on the success of our customers’ products and application deployments. If the customer delays or does not deploy the application as anticipated, we do not earn ongoing revenues.

Blideo Inc

Espre’s business model is to license its technology to third party application developers. Espre may also collaborate with related and unrelated third parties in the development of applications using Espre’s technology, as well as Espre’s custom engineering and design services. Consistent with that model, Espre determined to participate in the creation and funding of Blideo Inc, a Texas corporation (“Blideo”), to develop and bring to market an application utilizing Espre’s ESPRE Live technology.  Blideo was established as a separate entity because the development and deployment of this web-based application was estimated to cost in excess of $8,000,000 in its initial development and launch phase.  Espre did not believe that it could raise this amount of capital, as well as raising the capital necessary to complete the development of ESPRE Live.  As a separate entity, Blideo has been able to raise $3,000,000 (including $650,000 from Espre) and expects to be able to raise the remaining $5,000,000, depending on the success of the initial deployment of Blideo’s application.

On April 27, 2007, we, together with Kyle Nelson (who was then an officer and director of Espre) and Knight Enterprises, Ltd., a company controlled by Mr. Leighton (“Knight”), established Blideo. On May 1, 2007, we, Knight, and Messrs. Leighton and Nelson entered into a shareholders’ agreement under which we and Knight each contributed $200,000 in capital to Blideo. In accordance with that shareholders’ agreement, Espre and Knight each owned forty percent (40%) of Blideo, and after third-party funding owned 28.76% and 22.12%, respectively, as of January 31, 2008. We entered into a non-exclusive worldwide license for ESPRE Live technology with Blideo on October 31, 2007. We initially intended to market Blideo’s application to enterprises. However, the Blideo application is designed to be marketed as a free service, while an application that Espre would market would be directed at enterprises and would accordingly require substantial engineering expense, for which Espre does not have sufficient resources.  (See Item 7, “Certain Relationships and Related Transactions, and Director Independence” for a description of the material provisions of the license agreement and funding of Blideo by Espre and related parties.)

Other than Espre, the following are shareholders of Blideo:

Related Party	How Related

Peter Leighton	President and Director (of both Espre and Blideo), shareholder of Espre
Pete Ianace	CEO and Director of Espre and director of Blideo
Peninsula Group	Shareholder of Espre and SureCast
Ernie Ianace	VP Sales and shareholder (and option holder) of Espre
Grant Davis	Shareholder of Espre
Kyle Nelson	Shareholder of Espre
Andy Wilson	Shareholder of Espre
Phil Snowden	Shareholder of Espre
Ryan Williams	Shareholder of Espre
William Gatreaux	Shareholder of Espre

Espre anticipates that it will benefit from its relationship with Blideo as follows:

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We will earn revenues through a licensing fee, engineering and design service fees, application support fees and a participation in Blideo’s revenues. (See Item 7, “Certain Relationships and Related Transactions, and Director Independence.”)

•	If Blideo is successfully deployed and adopted by users, our investment in Blideo could become valuable.

•	If Blideo is successful, we believe we will benefit from Blideo’s having demonstrated the usefulness of ESPRE Live in deploying a video enabled application.

Blideo was organized to create an application that can be used as a fully-equipped online collaboration environment where business professionals can work together, share information and communicate over the internet. Blideo’s goal is to become an easy-to-use collaborative platform utilizing the concept of opening a “circle” and then adding the people planning to work together in it. Once included, a user will then able to video or audio-conference, share files, create schedules and make presentations. All the files, information and communication history relevant to a particular customer or project will be stored within the circle, so there is no dispersal of information. All the tools that a user needs to collaborate will be available at the click of a mouse.

Espre believes that Blideo’s service offering represents the convergence of several web trends (including audio and video conferencing, web collaboration, web presentations, blogging and social networking, Wiki’s and forums) and the convergence of these newer technologies with older ones (including cell phones, PDAs, contact managers, file-sharing solutions and video/PowerPoint presentations). The principle features of Blideo will be:

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Video Conferencing. Using Espre’s proprietary video technology, members will be able to have scheduled or ad-hoc video conferences. Video conferences can also be recorded and archived on servers for later review or re-broadcast to other members. There will not be the traditional limits of one-to-one video conferencing: conferences will be able to involve thousands.

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Unified Messaging. Unified messaging services will allow a user to aggregate incoming emails, instant messages, text messages and notifications in a single message center that is accessible from the desktop, laptop and cell phone. The sender addresses of incoming messages will be compared against the user’s contact lists to allow a variety of responses: send a reply email, launch an IM, post a private video message, or dial a VOIP call with a single click from the Blideo message widget.

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Contact Management. Users can import contacts from Outlook, Entourage, cell phones and many other sources, to be placed in the appropriate circles. Once the contacts are in a circle, the contact database is always maintained with each user’s most recent information. Changing phone numbers, company affiliations and addresses are synched for all members automatically.

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Shared Calendars. Each circle includes a shared calendar displaying scheduled events that can be viewed by the circle members participating in these events. The calendar also sends notification of pending events, such as conference calls and scheduled presentations. The calendars provide automatic tracking of daily activities within the circle. When a circle member places a call, uploads a new document or creates and sends a video email, for example, an entry is automatically placed in the calendar, making it easy to track time and activities performed by circle members.

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Document Libraries. Document libraries allow anyone with permission to upload files to a common area and set permissions for other members to view them. PowerPoint presentations, Word and Excel documents, graphics, audio and PDF files can be stored and shared in the document libraries. Uploaded videos can be automatically converted to our proprietary format, to improve quality and streaming performance. Documents can also be circulated through the library for approval and commentary by selected members.

•	Audio Conferencing and VOIP. Blideo will provide free audio teleconferencing for members, similar to services such as “freeconference.com.”

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Desktop Sharing. Using our unique video technology will improve the desktop sharing experience. Users will be able to experience the contents of members’ desktops in real time without being required to load any software. Any application that can be viewed on a member’s desktop can be shared, for example Photoshop, PowerPoint, Word.

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Blogs. Blogs provide a one-way publishing medium to allow members of any circle to distribute documents, concepts, white papers, and articles for use by members and, with appropriate permissions, by guests of the circle. Readers can leave comments if permitted by the blog’s author.

•	Wikis. Wikis provide a way to communally edit a document, allowing many participants to contribute their ideas. Wikis can also have comments added by readers if permitted by the Wiki’s creator.

•	Forums. Forums provide an ongoing asynchronous chat environment for members of the circle, as well as guests if permitted.

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Blideo Concierge. The online concierge will provide automated interfaces to business services such as FedEx/Kinkos for automatic printing and distribution of documents and presentations. Other business services will be added as appropriate, creating additional revenue streams and partnership opportunities.

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Widget Interfaces. Many of the core features of Blideo will be available to members using desktop widgets compatible with the most common widget platforms, including Google Gadgets, Yahoo Widgets, OSX Widgets and Windows Vista Widgets. These miniature desktop objects will provide real time monitoring of messages, contacts, events, calendars, blogs and forums so that users do not have to have the Website open at all times.

Blideo’s Revenue Model. When Blideo is launched in 2008, it will be web-based service offering an array of useful features. The basic service will be free and Blideo will generate revenues principally from advertising and premium services (such as storage). The main elements of Blideo’s revenue model are:

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Basic and Premium Memberships — Basic Membership will be available for free to all users, with revenue driven by advertising and sponsorships. However, Blideo will also offer an enterprise-level or “Premium” membership for a monthly charge, which might be free of advertisements, in addition to offering other benefits.

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Advertising — Online advertising will be a key revenue driver throughout the Blideo community. For Basic users, online advertising will be a mandatory condition of using the system. Premium or Enterprise users will have the option of removing advertising from their Blideo circle pages. In addition to ads throughout Blideo.com, sponsorship advertising will be available on the Blideo email alerts sent out to users and members of circles. Another advertising opportunity lies in the “Daily Digest.” Each member can choose to receive a “Daily Digest” of all activity in the circles of which they are a member. This daily email will include comments on their blogs, new posts to their circle user forums, and a list of documents changed or uploaded. These Daily Digests will contain embedded advertising. Ads will be sold in multiple cost tiers. At the least expensive level, ads will be rotated throughout the site on any circle or personal page. At the second tier, ads will be targeted based on keywords from the public circle description and tags. At the third tier, an advertiser can target a specific list of circles. This sort of specificity will provide the most focused target audience and the highest CPM.

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Affiliate Relationships — Blideo will create affiliate relationships with a variety of key service providers, such as cell phone companies and online travel and hotel booking agencies, in order to gain referral fees for helping members purchase new phones and other business services.

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SMS Alerts — Sending SMS messages to many cell phone users results in small charges (typically 10 cents) billed by their cell phone companies. Blideo will negotiate with cell phone companies to receive profit-sharing from these SMS charges. Additionally, Blideo will include sponsorship advertising with each SMS message sent to Blideo members.

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Audio Conferencing — Today’s “free” audio conferencing services aren’t actually free. Instead, companies such freeaudioconference.com make their money by driving participants to dial a long distance number to join the audio conference, which drives a revenue-share from the Telco’s. With millions of minutes of “free” audio conferencing, this revenue becomes substantial. Blideo will partner with a company in this space to garner a revenue split from calls scheduled or initiated through the Blideo site.

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VoIP —Blideo will team with a leading VOIP service provider to give members the ability to place long distance calls from their desktops, laptops or handhelds. Depending on the terms of the joint venture, Blideo could receive a revenue-share, or charge credits for VOIP services.

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BlideoStreams — BlideoStreams will allow Blideo members to post videos on the Blideo network and embed them in their own sites, or on other Websites watermarked “Blideo.” Pre-roll advertising will be incorporated into each stream, driving exposure and revenue back to Blideo.

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BlideoMail — Blideo members can send video postcards and video meeting invitations to their own Blideo audiences, or to other email lists they upload to the system. Advertising will accompany the video and the actual HTML message to drive revenue back to Blideo.

•
BlideoChat — BlideoChat will be free. Advertising will be built around the video screens to capitalize on the time that users spend on the Blideo site while performing a video conference. In the case of desktop sharing applications, a 15- second pre-roll will launch prior to the meeting start to capture additional exposure for meeting sponsors and drive higher CPM rates for Blideo.

Transactions with Related Parties

The Company derives a substantial portion of its revenues from companies which are shareholders, or are affiliated with shareholders, officers or directors of the Company, or in which the Company has an interest as a shareholder or other beneficial ownership interest, as follows:

•
Blideo Inc. See Item 7, “Certain Relationships and Related Transactions, and Director Independence” for a description of the Company’s relationship with Blideo. The Company anticipates ongoing transactions with Blideo until Blideo launches its product offering in September 2008. Thereafter, the Company expects that its business relationship with Blideo will be limited to revenues from royalties payable by Blideo to the Company and from providing support services to Blideo and its customers.

•
Video Software Partners, LLC. See Item 10, “Recent Sales of Unregistered Securities—Purchase of Intellectual Property,” for a description of the Company’s acquisition of its CODEC from Video Software Partners, LLC, and the issuance of an aggregate of 7,788,000 shares of Espre Common Stock in connection with that acquisition. The Company has no other business relationship with Video Software Partners, LLC.

•
SureCast Media (“SureCast”). On April 30, 2007, the Company and SureCast executed an intellectual property license agreement in which the Company granted SureCast the exclusive perpetual right to use the Company’s software to develop applications for the Entertainment Market, which the parties defined as pay per view, ad insertion and subscription fee-based professionally produced, pre-recorded video content in the form of entertainment and sports entertainment video applications, defined as sports shows, sporting events, sports shorts, full length movies, movie trailers, previews and clips (commonly referred to as Hollywood applications), as well as full length television shows, television shorts, music videos and documentaries distributed over the Internet for consumption by consumers.  In consideration of the Company’s granting the license, SureCast paid a license fee of $1,000,000 upon signing the agreement and agreed to pay a further $450,000 upon completion of pilot testing. The Company also granted SureCast a put option, valid for three years from April 1, 2007, which would require the Company to purchase the license back from SureCast for the amount of $2,000,000. As of September 30, 2007 the revenue of $1,000,000 received from SureCast was deferred due to the existence of the put option. SureCast is a related entity to one of the Company’s major shareholders.  The Company recognized the $1,000,000 license fee as revenue in the first quarter of Fiscal 2008, when SureCast terminated its put option in return for the cancellation of the $450,000 due on completion of pilot testing in November 2007.  The SureCast license fee constitutes 92% of the Company’s revenues in Fiscal 2008 through the date of this Registration Statement.  SureCast is owned by Peninsula Group, one of the Company’s principal shareholders.  See Item 4, “Security Ownership of Certain Beneficial Owners and Management.”

Also on April 30, 2007, the Company executed another agreement with SureCast which entitles the Company to 25% of the value received by SureCast in the event that SureCast, or the underlying license, is sold.

In November 26, 2007, SureCast and the Company agreed to terminate SureCast’s put option of $2,000,000 in return for the Company waiving the final payment due under SureCast’s license of $450,000.

The Company believes that SureCast may be affiliated with the Peninsula Group, which owns 32,500,000 restricted shares, or approximately 9.7% of the Company’s outstanding common stock as of January 31, 2008.

•
Vizeo Solutions, Ltd. In November 2006, the Company entered into a non-exclusive license agreement with Vizeo Solutions, Ltd. (“Vizeo”), a company formed by Mr. Leighton to market the Company’s technology in Europe and the Middle East. This agreement was terminated by mutual agreement in March 2007 when Mr. Leighton decided to establish Blideo rather than to Market ESPRE Live licenses. Separately in November 2006 Vizeo entered into a license agreement with MDS which, as amended, gave Vizeo the right to use MDS’ technology (acquired from the Company) for any blogging and social networking offering; granted Vizeo the exclusive right to market MDS’ technology in the European and Middle East markets; granted Vizeo a perpetual right to use the name “Blideo”; granted MDS a non-exclusive license as a reseller to use Vizeo’s Blideo technology in the United States to white-label Blideo to third-parties; and prohibited MDS from creating any blogging and social networking offering using the Espre CODEC or related technology. In January 2008 Vizeo and Blideo entered into an agreement conveying to Blideo the perpetual right to use the name “Blideo” and right to develop any blogging and social networking offering using the Espre CODEC or related technology.  As of the date of this Registration Statement the Company has no business relationship with Vizeo except the collection of a note payable by Vizeo to Espre in March 2009. See Item 7, “Certain Relationships and Related Transactions, and Director Independence,” for additional information concerning the Company’s relationship with Vizeo.

•
Media Distribution Solutions, LLC. On April 14, 2006, the Company entered into a license agreement with Media Distribution Solutions, LLC (“MDS”), pursuant to which the Company gave MDS a perpetual and exclusive right to sublicense and distribute the Company’s product globally and exclusively except in North Korea for the business-to-consumer and consumer-to-consumer markets, and the Company received an approximate 10% equity interest in MDS. The MDS license agreement was amended on April 14, 2007, to exclude sports and entertainment applications, which the Company then licensed to SureCast on April 30, 2007.  In addition to giving the Company an equity interest in MDS, MDS agreed to pay the Company a license fee of $2,000,000 on an installment basis, subject to MDS’ raising capital. As of the date of this Registration Statement the Company has invoiced MDS $1,850,000 and has received $950,000 (of the $2,000,000 cash portion of the license fee), which constituted 95% of the Company’s fiscal 2006 revenues,. The Company does not believe that MDS has raised additional capital. The Company has not received any revenues from MDS in fiscal 2008. The Company’s agreement with MDS requires MDS to pay the Company 5% of MDS’ gross revenues from sales of the Company’s products. The Company has not received any royalty payments. The Company anticipates earning royalties from MDS in the future and proceeds from the sale of its equity interest in MDS if MDS is sold.

Espre anticipates that from time-to-time its shareholders may bring business opportunities to Espre, although except as set forth under this caption, “Transactions with Related Parties,” no shareholder has brought any business opportunity to the Company. Espre also anticipates that, as it has done with Blideo, it will establish other entities alone or with others in order to take advantage of financing opportunities or for other business purposes.

Summary Description of Principal License Agreements.

The following chart summarizes the Company’s principal license agreements and, as appropriate, the relationship of the Company with the other parties to these agreements. The chart and its description are not intended to be inclusive of all of the Company’s license agreements nor to describe in detail any of the license agreements that appear in the chart. See Item 1, “Business,” Item 7, “Certain Relationships and Related Transactions, and Director Independence,” and the footnotes to the Company’s Consolidated Financial Statements.

Party	How Related		Business Relationship
Blideo Inc.	As at September 30, 2007 we owned 45.45% of Blideo	•	Blideo has a non-exclusive five year right to use license for ESPRE Live
		•	We have agreed not to compete with Blideo for a period of one year from the date of delivery of Blideo’s application

Media Distribution Solutions, LLC (MDS)	As at September 30, 2007 we owned approximately 10% of MDS	•
MDS holds a global (excluding North Korea) exclusive license for ESPRE Live  for the business-to-consumer and consumer-to-consumer markets, excluding sports and entertainment and social networking and blogging

SureCast Media	SureCast is controlled by Peninsula Group which, as at September 30, 2007, owned 10.2% of our issued and outstanding common shares	•
SureCast holds an exclusive perpetual right to use our software to develop applications for the entertainment market, which is defined as pay per view, ad insertion and subscription fee based professionally produced pre recorded video content in the form of Entertainment and Sports Entertainment video applications defined as sports shows, sporting events, sports shorts, full length movies, movie trailers, previews and clips (commonly referred to as Hollywood applications), as well as full length television shows, TV shorts, music videos and documentaries, distributed over the Internet for consumption by consumers.

		•	In another agreement with SureCast we are entitled to 25% of the value received by SureCast in the event that SureCast, or the underlying license, is sold.

Global IP Sounds	Not related	•
Global IP has a non-exclusive perpetual license for the source code of our LSVX CODEC, granting Global IP the right to create derivate works in object code or some code form; to distribute or sell derivate works in object or some code form; and to sell the derivate works embedded in Global IP products.

Outsourced Engineering Services

The Company outsources engineering services when such services can be provided in a more cost-effective manner than if the services are provided in house. The Company has outsourced $484,320 and $306,120 (31.4% and 54.1%) of its research and development expenses in the fiscal year ended September 30, 2007, and the three months ended December 31, 2007, respectively.  All outsourced engineering services have been for writing line code in connection with the development of software.

Markets and Marketing

Our sales personnel provide our existing and prospective customers with sales, advertising and promotional materials. Product demonstration facilities are maintained in our corporate office. We also provides our sales force with ongoing training to ensure that it has the necessary expertise to effectively market and promote our product lines.

Espre maintains an internet website, www.espresolutions.com, which provides extensive information about the Company, its products and services, and contact information.

Competition

We operate in markets that are extremely competitive and are influenced significantly by the marketing and pricing decisions of other industry members. The barriers to entry are not insurmountable in any of the markets in which we compete. We expect competition in these markets to intensify in the future. We compete with both enterprise and consumer IP-based video communications applications, some of which are larger, have longer operating histories, have substantially greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships in the industry than we do. These competitors can devote greater resources to the development, promotion, sale and support of their products. In addition, competitors with a large, installed customer base may have a significant competitive advantage over us. Accordingly, potential customers may not consider or evaluate our products. We expect to face increased competition, particularly price competition, from other technology providers. These vendors may develop products with functionality similar to our products or may provide alternative solutions. Our distributors and OEMs (Original Equipment Manufacturers) may also compete with us by selling their own products, as well as by selling products purchased from us. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to develop and offer competing products.

We believe that to remain competitive we must invest significant resources in developing new products, enhancing current products and maintaining superior customer satisfaction. Failing to do so may cause our products to compare unfavorably with our competitors’ products, and our business could be materially adversely affected.

It is common in the video communications industry for competitors to acquire companies for the purpose of introducing new products or emerging technologies. Consequently, competitors with larger market capitalization or cash reserves than we have will be better positioned to acquire new technology or products capable of displacing our products. If we fail effectively to introduce new products and enhancements on a timely basis, our business may be materially adversely affected.

We believe that even though bandwidth and high-speed broadband connections are widely available, the need to provide better-quality video at lower data rates remains an issue for our prospective customers. Our most significant competitive advantage is our video compression technology and the sophistication and power of our tool kit product, ESPRE Live, so that we must further distance itself from our competition by integrating the applications which are enabled by our ESPRE Live product.

Under the terms of our license agreement with Blideo we are prohibited from competing with Blideo’s initial application for a period of twelve months from the date of Blideo’s acceptance of the application we are designing and building for them which is expected to be in March 2008.

Research and Development

In the fiscal years ended September 30, 2007, 2006 and 2005, we spent an aggregate of $3,773,938 on research and development. We intend to continue to spend at least $2,000,000 per year for the next three years to improve and develop our technological base.

Intellectual Property

Espre protects its CODEC and all related applications by relying on trademarks, copyrights, patents, trade secret laws and confidentiality agreements. Espre views its copyright, service marks, trademarks, trade secrets, proprietary technology and intellectual property as critical to its success. Espre currently holds by purchase agreement three U.S. patent and applications pending for seven U.S. patents, as follows:

Serial #	Description	Status
09/038,562	Image compression	Granted as 7003168

09/727,241	Wavelet transformation	Granted as 6711299

09/727,242	Image compression	Granted as 6904175

10/307,613	Wireless telepresence	Patent Pending

60/761,554	Production, Rights Management and Content Distribution	Patent Pending

60/771,727	Digital Media Player Factory	Patent Pending

60/774,389	Wireless communication system	Patent Pending

60/864,963	High Accurate Predictor Based Fractional Pixel Search for H.264	Patent Pending

60/864,965	Hybrid Integer Pixel Searching Method for Fast Block Based Motion Estimation	Patent Pending

60/894,372	Virtual exchange Network (VXN)	Patent Pending

We have a trademark for “Lightning Strike.”

We believe that the patents that are currently issued are material to our business. While we try to ensure that the quality of the our brand is maintained through such measures, there can be no assurance that steps we have taken and continue to take to protect our proprietary rights will be adequate or that third parties will not infringe on our intellectual property. In addition, there can be no assurance that third parties will not assert infringement claims against us which, even if not meritorious, could result in the expenditure of substantial resources and management effort.

In our third-party software license agreements, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use proprietary information without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the internet, and policing unauthorized use of our proprietary information is difficult and expensive. In addition, some of our technology is protected as a trade secret for which government registration is not available. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. Any misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to either enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs, as well as the diversion of resources and management’s attention.

From time-to-time, our licenses from third parties technologies are incorporated into some of our products and services. Our only material third-party license is with Radvision, from which we license an H.323 protocol stack that is integrated into the VXN component of the ESPRE Live product. Although we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

Government Regulation

We are not currently subject to direct governmental regulation other than certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, which may apply to our products. Laws and regulations specifically pertaining to the internet are new and developing. These laws or regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. In addition, the applicability of existing laws to the internet is uncertain and evolving. As a result of this uncertainty, it is difficult to predict the impact, if any, that future regulation or changes in regulation may have on our operations.

We may be liable to third parties for any content that we encode, distribute or make available on our website if that content violates a third party’s intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. Although we try to mitigate this risk by seeking indemnification from its customers and suppliers, we may still be subject to liability if indemnification is not obtained, is contested or does not provide us with enough resources to cover any potential liability.

Employees

As of September 30, 2007, we had approximately 39 full-time employees. Of the total employees, 27 (69%) were engineering and product development personnel, 7 (18%) were sales and marketing personnel, and 5 (13%) were general and administrative personnel.

None of our employees are represented by a labor union, and we consider our relationship with our employees to be good. We supplement our work force from time to time with contractors, administrative, and part-time employees.

ITEM 1A. RISK FACTORS

Our business is subject to numerous risks, including the following:

Risks Relating to Our Company

We Have a History of Losses and Negative Cash Flow, and We Anticipate Continuing Losses

Since our inception, we have incurred significant and recurring losses and negative cash flow from operations. As of September 30, 2007, we had an accumulated deficit of $71,031,090, which included total non-cash charges of $56,056,397 (comprised of $34,723,256 in stock-based compensation, $11,722,599 for in-process research and development, $8,658,784 in stock and options for services, $315,337 in depreciation and amortization and $636,421 in transition adjustments) and had cash of $3,352,414 (exclusive of Blideo’s cash of $498,251 which is included in our consolidated balance for financial reporting purposes, but over which we exercise no control or access). The achievement of profitability and the ability to generate cash flow from operations will depend on, among other things, the acceptance of the Company’s products and services, competition, and the deployment of video applications by our customers. There can be no assurance that our cash from operations and other sources (such as sales of one or more of our equity interests in affiliates) will be sufficient for our operating needs, or that we will be able to achieve profitability on a consistent basis, if at all. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding, in order to preserve cash we would be required to reduce expenditures and reduce our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurance that any such additional funding can be obtained on terms acceptable to us, if at all. These matters collectively represent substantial doubt that we can continue as a going concern.

Our Financial Results are Uncertain and are Difficult to Predict

In light of the rapidly-evolving nature of our business and its limited operating history, we have very little experience forecasting our revenues and believe that the period-to-period comparisons of financial results are not necessarily meaningful. Therefore, investors should not rely on period-to-period comparisons of our historical financial results as an indication of our future financial results. Moreover, our financial results may vary from period to period due to the uncertainties of our business.

We are Dependent on Key Personnel

We are dependent on certain key personnel to carry out our business plans. While we believe that these key personnel can be replaced in due course, their loss may have a significant impact on our operations in the short term.

Our Success Depends on our Ability to Continue to Attract, Retain and Motivate Highly Skilled Employees

Our ability to execute our business plan and be successful depends on our ability to retain, attract, and motivate highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. We may be unable to retain our key employees or find, hire, assimilate or retain other highly qualified employees in the future. If we do not succeed in retaining and motivating our current personnel and attracting new personnel, our business will be adversely affected.

We Cannot be Sure That Our Intellectual Property is Protected From its Use by Others, Including Potential Competitors

We regard much of our technology as proprietary and try to protect it by relying on trademarks, patents, trade secret laws and confidentiality agreements. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. Any misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

We currently license from third parties technologies incorporated into some of our products and services. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

As more particularly described in Item 1, “Business—Background,” we acquired our proprietary video CODEC from Video Software Partners, LLC, which had acquired that technology upon foreclosure of its security interest in Vianet’s technology, which included our CODEC.  VSP has represented to us in various agreements with us that it has good title to the technology and knows of no adverse claims against the technology.  However, if a third-party, whether as a creditor of Vianet or otherwise, were to claim an interest in the technology to which VSP has represented that it had good title and a judgment were entered against Espre, we could be obligated to pay such judgment and/or to utilize a different CODEC, which could adversely affect our financial condition and future prospects.

Third Party Infringement Claims

Our industry is characterized by a large number of patents and, consequently, is subject to allegations of patent infringement. Although we are not aware of any claim made against us for infringement of intellectual property rights, third parties may from time-to-time assert patent, copyright, trademark, and other intellectual property rights to our products and technologies domestically or overseas. A successful infringement claim against us by any third party could subject us to substantial liability for damages and litigation costs, subject us to orders restraining us from using certain intellectual property, require us to license intellectual property from a third party, require us to develop non-infringing alternatives or new intellectual property, and have us indemnify third parties under currently existing agreements or agreements which we may enter into in the future. Even if a claim of infringement is made against us and we are successful in defending such claim, we could incur substantial costs and the diversion of the time and resources of our management.

Our Industry is Highly Competitive

Our industry is highly competitive and affected by rapid change. We believe that the principal competitive factors in our business include technological innovation, pricing, customer service, service offerings and the flexibility to adapt to changing market conditions. In establishing our business strategy, we face a number of strong, firmly entrenched competitors that currently provide similar video-based services. Many of our existing competitors have, and some future competitors may have, significantly greater financial and technical resources than we have.

We Must Keep Pace with Technological Change to Remain Competitive

Our future success depends, in large part, on our ability to use leading technologies effectively, to enhance our existing services, and to develop new services that meet changing customer needs on a timely and cost-effective basis. We are unable to predict which technological developments will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our operating results and financial condition.

Related Party Transactions

We have engaged, and in all probability will continue to engage, in transactions with persons or entities which are controlled by our officers, directors or holders of at least 5% of our common stock; immediate family members of such persons; or companies in which we hold an equity or profit interest. As these transactions are with related parties, there is no assurance that their terms are substantially the same as like transactions with unrelated parties, or that the Company would enforce its rights under agreements with such related parties as vigorously as it would with unrelated parties. While the Company believes these related party transactions are beneficial and fair to the Company, the Company has not sought or received an independent valuation or analysis of such transactions. See Item 1, “Business—Transactions with Related Parties.”

Risks Relating to Our Common Stock

Our Common Stock Price May be Volatile

The market for our Common Stock has experienced significant price and volume fluctuations. When we announce product improvements, new products or services, or agreements for our products or services, any such announcement could have a material impact on our stock price. These fluctuations are often unrelated to the operating performance of our Company. Any inability to meet the operating or financial expectations of securities analysts or our stockholders could also adversely affect our stock price.

Penny Stock Regulations

The Securities and Exchange Commission has adopted regulations that generally define a “penny stock” to be an equity security having a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our Common Stock are subject to additional sales practices when they sell such securities to persons other than established clients and “accredited investors.” For transactions covered by these rules, a broker-dealer must first make a customer suitability determination, receive the customer’s consent to the transaction, and deliver risk disclosure documents relating to the penny stock market. Further, the broker-dealer has to disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, that fact has to be disclosed, as well as the broker-dealer’s presumed control over the market for the stock. Last, a customer must receive monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market for penny stocks. Accordingly, the “penny stock” rules may restrict trading in our Common Stock.

No Anticipation of Dividends

We have not paid any dividends on our Common Stock since inception. Further, our credit facilities and loan guarantee agreements prohibit dividend payments. Assuming we can contractually pay dividends in the future, the determination of whether to pay dividends will be made by our board of directors and will depend on the earnings, capital requirements, and operating and financial condition of the Company, among other factors. It is not anticipated that we will pay dividends in the fiscal or in the foreseeable future.

Concentration of Ownership in Officers, Directors and Principal Stockholders

Our officers, directors and principal stockholders currently beneficially own or control 69,914,122 shares, or 21.95%, of our outstanding Common Stock (see Item 4, “Security Ownership of Certain Beneficial Owners and Management”). There are no outside directors on the Board, which consists only of the Chief Executive Officer and the President. As a result, the Board and the officers can exert substantial influence over matters requiring approval of our stockholders, including the election or removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets, and other corporate transactions. This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our officers and directors or from our other principal stockholders. For example, our directors could approve a sale or merger of the Company at a time when it might be more beneficial to other stockholders not to sell or merge the Company or to wait for a better offer. In addition, this concentration of share ownership may adversely affect the trading price for our Common Stock, because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among a limited number of stockholders.

Limited Trading Market

Our Common Stock is traded on the Pink Sheets. The Pink Sheet market is often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There may be a greater chance of volatility for securities that trade on the Pink Sheets as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our Common Stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our Common Stock improves.

ITEM 2. FINANCIAL INFORMATION

Selected Financial and Operating Data

The following table sets forth selected historical financial statement of operations data for the years ended September 30, 2007, 2006 2005 and 2004, that has been derived from the Company’s audited financial statements. The selected consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto. The selected statements of operations data for the years ended September 30, 2007, 2006 and 2005 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Registration Statement on Form 10. The historical results presented below are not necessarily indicative of future results.

	Year Ended September 30			For the Period December 22, 2003 (inception) to September 30
	2007	2006	2005	2004

Revenue:
Software licensing fees	$2,000,000	$-	$-	$22,229
Related party software license fees	-	900,000	-	-
Custom engineering fees	336,200	-	4,000	92,049
Revenue sharing	95,847	-	-	-
Other	30,679	44,147	91,478	11,900
	2,462,726	944,147	95,478	126,178
Less:
Software licensing fees repurchases - related party	(725,000)	-	-	-
Total net revenue	1,737,726	944,147	95,478	126,178

Expenses:
In-process research and development	-	-	-	11,722,599
General, administrative and selling expenses	5,861,223	3,588,339	2,986,179	811,772
General, administrative and selling stock based compensation	4,804,362	5,399,198	31,916,213	500,000
Research and development	1,541,367	890,299	1,459,005	683,698
Research and development stock based compensation	258,816	517,630	-	-
Amortization and depreciation	104,399	83,275	71,188	41,892
Transition adjustment	-	514,261	122,160	-

Total operating expenses	12,570,167	10,993,002	36,554,745	13,759,961

Loss from operations	(10,832,441)	(10,048,855)	(36,459,267)	(13,633,783)
Interest expense	(12,948)	(76,035)	(204,215)	(15,453)
Net loss before minority interest	(10,845,389)	(10,124,890)	(36,663,482)	(13,649,236)
Minority interest	251,907	-	-	-
Net loss	(10,593,482)	(10,124,890)	(36,663,482)	(13,649,236)
Preferred stock dividends and other charges	-	-	(495,000)	(273,887)
Net loss for the period	(10,593,482)	(10,124,890)	$(37,158,482)	$(13,923,123)

Basic and diluted net loss per share applicable to common stockholders	$(0.04)	$(0.05)	$(0.34)	$(0.34)

Weighted average shares outstanding, basic and diluted	236,043,042	200,057,661	109,788,566	40,583,618

Balance Sheet Data
Cash and cash equivalent	$3,850,666	$291,426	$213,740	$80,478
Working capital (deficit)	1,018,939	(1,711,007)	(3,163,561)	(2,517,366)
Total assets	4,672,953	1,594,447	583,084	349,472
Stockholders' equity (deficit)	207,517	(2,361,981)	(2,879,369)	(2,268,988)

The following table sets forth the selected historical financial statement of operations data for the three months ended December 31, 2007 and 2006 that has been derived from the Company’s unaudited financial statements for those periods. The selected consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto. The historical results presented below are not necessarily indicative of future results.

	Three Months Ended
	2007	2006

Revenue:
Software licensing fees	$1,000,000	$1,990,000
Custom engineering fees	44,842	233,250
Other	41,116	7,626
	1,085,958	2,230,876

Expenses:
General, administrative and selling expenses	2,037,182	1,093,428
General, administrative and selling stock based compensation	2,101,950	472,218
Research and development	565,754	84,600
Research and development stock based compensation	-	611,856
Amortization and depreciation	31,762	23,347
Total operating expenses	4,736,648	2,285,449

Loss from operations	(3,650,690)	(54,573)
Interest expense	-	(7,848)
Net loss before minority interest	(3,650,690)	(62,421)
Minority interest	381,359	-
Net income (loss )	$(3,269,331)	$(62,421)

Basic and diluted net loss per share	$0.01	$(0.00)

Weighted average shares outstanding, basic and diluted	324,093,718	205,085,889

The registration of our common stock on this Form 10 is being made to increase our potential for raising capital and so that the Company can become a reporting company under the Exchange Act.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion should be read in conjunction with, and is qualified in its entirety by, historical financial statements and related notes and the financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” set forth elsewhere in this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

Overview

History of Our Operations

In July 2004, we merged with Espre Texas. As the shareholders of Espre Texas obtained a majority ownership interest in the merged entity, the merger was accounted for as a reverse merger, with Espre Texas treated as the acquirer. The merger was deemed a recapitalization of our Company for accounting purposes, which was, prior to the merger, effectively an inactive public shell. Accordingly, the financial statements presented, and the discussion which follows, represent the historical financial statements and operating history of Espre Texas, which commenced in December 2003.

We are a technology company specializing in media collaboration solutions powered by patented video compression technology that provides television quality streaming video over the internet. We offer a suite of services which have as their platform the Company’s proprietary CODEC, “Lightning Strike™.” The Company’s service offerings include hosting, video and email distribution, consulting, encoding services and technical support. The Company’s existing business commenced in December 2003 when Espre Texas acquired what was then known as ViewMail Marketing System. (See Item 1, “Business — Background.”) In August 2004, the Company acquired Wireless Peripherals, and then proceeded to acquire the Lightning Strike™ CODEC and related video products from Video Software Partners in September 2004.
Planned Future Operations

Our plans for fiscal 2008 and beyond are as follows:

•
In January 2008 we released the first commercially available version of ESPRE Live 3.0. We plan to market this product to vertical market experts in the design and deployment of applications built with ESPRE Live 3.0. We plan to market this product through a combination of trade shows, partner arrangements and through our web site.

•	We plan to complete the design and construction of Blideo, and to supply ongoing engineering and support services to Blideo through its launch in September 2008.

•
We plan to evaluate and, if appropriate, launch an application service making available applications designed and built with ESPRE Live to customers over the internet. No specific designs have yet been identified.

•
Our current financial planning model assumes some revenues for which we do not yet have definitive agreements. No assurances can be given that these revenues will materialize nor that we will be successful in raising any additional capital that we may require through existing shareholders or institutional investors. See the discussion under “Liquidity and Capital Resources,” below.

Results of Operations for the Fiscal Year Ended September 30, 2005

During the year ended September 30, 2005, we had total operating expenses of $36,554,745, which included non cash expense of $31,916,213 for stock-based compensation, and $122,160 of transition adjustments relating the accounting treatment of our note payable to Video Partners. We generated revenues of only $95,478 on the sale of video applications (principally Video Messenger Service and eViewLink) and hosting services. Our expenses during this time period were principally research and development costs to improve our products, which amounted to $1,459,005, and general and administrative expenses of $2,986,179.

Results of Operations for the Fiscal Year Ended September 30, 2006

During the year ended September 30, 2006, we generated revenues of $944,147, of which $900,000 was from the sale of an exclusive right to use license for the consumer market to Media Distribution Solutions, LLC (“MDS”). This license was comprised of a fixed license fee of $2,000,000 (of which $900,000 was paid in the year ended September 30, 2006, and $950,000 was reflected in accounts receivable and deferred revenue at September 30, 2006), ongoing royalties of 5% of the customers’ gross revenue, and a 10% equity interest in MDS. The license was designed to enable MDS to video enable its service offering and to permit Espre to earn ongoing royalties from the deployment of MDS’s service offering, principally in the online advertising market.

We had total operating expenses of $10,993,002, of which product development and consulting expenses amounted to $890,299 (compared to $1,459,005 in fiscal 2005 or a decrease of 39%), general, administrative and selling expenses were $3,558,339 (compared to $2,986,179 in fiscal 2005 or an increase of 19%). Our stock-based compensation aggregated $4,581,078, reflecting our adoption of SFAS No.123R on October 1, 2005. These results reflect our change in strategy to extend our core technology into a software development kit (SDK) and to license this to customers, such as MDS, to enable them to build applications for specific market segments.

Results of Operations for the Fiscal Year Ended September 30, 2007

During the year ended September 30, 2007, we generated gross revenues of $2,462,726 (compared with $944,147 in fiscal 2006 or an increase of 161%). The major components of revenue were:

•
$2,000,000 for a non-exclusive right to use license of our CODEC to Global IP Sound Asia Pacific Limited . The license also earned support service fees of $125,000. We are not entitled to any ongoing revenues from this customer and have no ongoing support obligations beyond September 30, 2007.

•
We repurchased a license for the Social Networking, Entertainment and Sport Entertainment Market from MDS for $725,000. This purchase was accounted for as a repurchase and accordingly is netted against revenues and treated as related party revenue because we own approximately 10% of MDS.

•
$336,200 for the design of our customers’ applications, including a major US carrier. We expect continued engineering revenues if and when these customers successfully deploy their product and/or service offerings.

We sold to SureCast Media an exclusive right to use our technology license for the entertainment market for an initial amount of $1,000,000 and a further $450,000 contingent on our delivering certain design proofs of concept. The license agreement granted the license holder a put option which could have required us to repurchase the license for $2,000,000 at any time after January 31, 2008, and before April 31, 2010. The revenue from this license was deferred and is included on our balance sheet as deferred revenue. In December 2007, we concluded an agreement with the licensee to waive the put option in return for a waiver of the balance due under the license of $450,000, and accordingly we will record the full license fee of $1,000,000 in the quarter ended December 31, 2007.

Our total operating expenses were $12,570,167 (excluding interest expense of $12,948). Product development and consulting expenses amounted to $1,541,367 (compared to $890,299 in fiscal 2006 or an increase of 73%).This substantial increase is primarily attributable to an increase in outsource engineering costs incurred in the development of ESPRE Live, the design of Blideo’s application and the provision of engineering services to third parties. General, administrative and selling expenses were $5,861,223 (compared to $3,558,339, or an increase of 65%). This substantial increase was due to an increase in sales efforts. In August 2007 we increased our sales and marketing staff by eight (8) persons in response to sales efforts and the planned launch of our ESPRE Live version 3.0 in January 2008 and we anticipate this higher expense level to continue into fiscal 2008. We also incurred increased salary expenses related to our sales and marketing program of $959,150 and legal and accounting expenses relating to our becoming a fully reporting company. Stock-based compensation aggregated $6,063,178 (compared to $5,916,828 in fiscal 2006).

Results of Operations for the Three Months Ended December 31, 2007

During the three months ended December 31, 2007, we generated revenues of $1,085,959 (compared with $ 2,230,876 in the comparable 2006 period, or a decrease of 5 2%). The major components of revenue were:

•
In April 2007 we entered into a license agreement an exclusive right to use our technology license for the entertainment market for an initial amount of $1,000,000 and a further $450,000 contingent on our delivering certain design proofs of concept. The license agreement granted the license holder a put option which could have required us to repurchase the license for $2,000,000 at any time after January 31, 2008, and before April 31, 2010. The revenue from this license was deferred and is included on our balance sheet as deferred revenue at September 30, 2007. In December 2007, we concluded an agreement with the licensee to waive the put option in return for a waiver of the balance due under the license of $450,000, and accordingly we recorded the full license fee of $1,000,000 in the quarter ended December 31, 2007.

•
$44,000 for the design of our customers’ applications, including a major US carrier. We expect continued engineering revenues if and when these customers successfully deploy their product and/or service offerings.

For the three months ended December 31, 2007 our total operating expenses were $4,736,650 (compared to $2,285,449 in the comparable 2006 period). Product development and consulting expenses amounted to $565,754 (compared to $84,600 in the comparable 2006 period, or an increase of 569%).This substantial increase is primarily attributable to an increase in outsource engineering costs incurred in the development of ESPRE Live, the design of Blideo’s application and the provision of engineering services to third parties. For the three months ended December 31, 2007 our general, administrative and selling expenses were $2,037,182 (compared to $1,093,428 in the comparable 2006 period). In August 2007 we increased our sales and marketing staff by eight (8) persons in response to sales efforts and the planned launch of our ESPRE Live version 3.0 in January 2008 and we anticipate this higher expense level to continue into through 2008. We also incurred increased salary expenses related to our sales and marketing program and legal and accounting expenses relating to our becoming a fully reporting company.

Stock based compensation amounted to $2,101,950 (compared to $1,084,074 in the quarter ended December 31, 2007).

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. We sustained substantial and recurring losses for the period December 22, 2003 (inception) to December 31, 2007. As at December 31, 2007, we had $1,758,364 in cash (excluding Blideo’s cash of $1,538,725, over which we exercise no control) compared with $3,352,414 at September 30, 2007. Working capital at December 31, 2007, was $2,304,864 (compared with $1,018,939 at September 30, 2007) and we are not in default of any debt. However, our continued existence is dependent upon our ability to achieve profitability and to generate cash either from operations or financing.

Management’s financial plan is as follows:

•
Market our principal product, ESPRE Live, to customers wishing to build applications using video and provide custom engineering services to those customers as requested. In August 2007 we expanded our sales and marketing staff to achieve this objective.

•
Engage in partnerships with firms in key vertical markets. These partners will be market experts and have well-defined application strategies that require ESPRE Live to build them. Potential customers have been identified and we are in active negotiations with them. No assurance can be given however that we will be successful in entering into satisfactory commercial arrangements with these or other customers.

•
Establish independent sales agreements with representatives to sell our products and services. We will actively pursue the engagement of additional independent sales representatives that can distribute the Company’s existing video products and services both domestically and internationally. Potential partners have been identified and we are in active negotiations with them. No assurance can be given however that we will be successful in entering into satisfactory commercial arrangements with these or other partners.

•	Obtain additional debt and equity financing.

For the years ended September 30, 2007, 2006 and 2005, respectively, we used net cash of $4,258,435, $4,324,305 and $3,572,263 for operations and realized net cash of $8,107,189, $4,476,269 and $3,780,682 from financing activities, primarily from the sale of our Common Stock and receipts of stock subscription receivables. For the three months ended December 31, 2007, we used net cash of $2,731,092 ($153,930 in the comparable 2006 quarter) for operating activities and realized net cash of $2,241,008 from financing activities, primarily from the sale of our common stock and receipts of stock subscription receivables. The achievement of profitability and the ability to generate cash flows from operations will depend on, among other things, the acceptance of our products and services, competition, and the deployment of video applications by our customers. These matters by their nature contain uncertainties and our financial statements do not include any adjustments that might occur from future efforts. There is therefore substantial doubt about our ability to continue as a going concern. We invested $200,000 in our affiliate, Blideo Inc, in May and June 2007 and a further $300,000 in July and August 2007. We invested a further $150,000 in October 2007. We have no current plans to invest further amounts in this affiliate. See Item 7, “Certain Relationships and Related Transactions, and Director Independence.”

Our current cash requirements are approximately $850,000 per month, principally for salaries, professional services and office expenses. Included in these expenditures is approximately $450,000 of development expense for the design and deployment of Blideo and other customers. Our capital expenditures (depending on our hiring program) which principally consist of computer equipment, test equipment and office requirements are approximately $15,000 per month. This is a substantial increase over prior fiscal years due to the expansion of our sales and marketing activities in response to customer interest. Based on our cash flow projections, we expect that while our cash requirements will continue at their current rate for the foreseeable future, we will be able to meet a portion of our cash requirements from the proceeds of agreements for our services and the sale of our products. However, we were cash flow negative for the balance of calendar 2007, expect to remain cash flow negative for calendar year 2008, and will therefore be dependent on the proceeds of the private sale of our equity securities.

As with any company engaged in the development of new technology, we have constantly been challenged by the need to find continuing and new sources of capital to meet our operating expenses. There can be no assurance that we will continue to be successful in obtaining financing, or that we will, as we now anticipate, be able to generate significant revenues from operations in calendar 2008, in which event we may be unable to proceed with our business operations. Substantial doubt exists about our ability to continue as going concern if we do not generate significant revenues from operations.

The Company now has, and in all probability will continue in the future to have, transactions with related parties. While the Company believes these transactions to be fair to the Company and that their terms are substantially the same as would be negotiated with unrelated third parties, the Company has not received the opinion of an independent party or to the fairness to the Company of any of these transactions. See Item 1A, “Risk Factors—Related Party Transactions.”

Contractual Commitments

At September 30, 2007, we had known contractual obligations of $ 4,117,341 comprised of:

Deferred revenues	$1,000,000
Accounts payable and accruals	1,449,397
Notes payable	1,667,944
$4,117,341

Critical Accounting Policies

Our financial position, results of operations and cash flows are impacted by the accounting policies which we have adopted. A summary of our critical accounting policies follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiaries. All inter-company transactions have been eliminated in consolidation.

Equipment

Equipment is recorded at cost. We provide depreciation, for financial reporting purposes over the estimated useful lives using the straight-line method.

Impairment of Long-Lived Assets

Equipment and intangible assets (core and product technologies) are reviewed for impairment in the fourth quarter and whenever events or circumstances indicate the carrying amount may not be recoverable. In reviewing for impairment, we compare the carrying value of the assets to the estimated future cash flows expected from the use of the assets and their eventual disposition. When the estimated future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and their carrying value.

Revenue recognition

Revenue is measured at the fair value of consideration received or receivable. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred or service has been rendered, our fee is fixed or determinable, and collectability is probable. Some video software related arrangements may include services not essential to functionality of any other element of the transaction such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. If the arrangement includes services, previously described revenue is allocated among the services and software elements of the arrangement. Revenue allocated to the service element is recognized as the services are performed or, if no pattern of performance is discernable, on a straight-line basis over the period the services are performed.

Income taxes

We account for income taxes on an asset and liability approach. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities. Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

Net loss per share

Net loss per share is determined by dividing net loss by the weighted average common shares outstanding. We account for earnings or loss per share by presenting basic earnings or loss per share including only outstanding Common Stock and diluted earnings per share including the effect of dilutive Common Stock equivalents. Our basic and diluted earnings per share are the same, as our Common Stock equivalents are anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These assumptions, if not realized, could affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our financial instruments, primarily consisting of cash, accounts receivable, accounts payable, and long-term debt, approximate fair value due to their short-term nature or interest rates that approximate market.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 was effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is in the process of evaluating the impact of adoption of FIN 48 will have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 159 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007),  Business Combinations , which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 , which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for us beginning July 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We are currently assessing the potential impact that adoption of SFAS No. 160 would have on our financial statements.

Impairment of Long-Lived Assets

Equipment and intangible assets (core and product technologies) are reviewed for impairment in the fourth quarter and whenever events or circumstances indicate the carrying amount may not be recoverable. In reviewing for impairment, we compare the carrying value of the assets to the estimated future cash flows expected from the use of the assets and their eventual disposition. When the estimated future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and their carrying value. During the period December 22, 2003 (inception) to September 30, 2007, there was no impairment.

Off Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated affiliates in which we have financial guarantees, subordinated retained interest, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Quantitative and Qualitative Disclosures About Market Risk

Our financial instruments are limited to cash and cash equivalents. The main investment objective is the preservation of capital. We do not use derivative instruments for speculative or investment purposes. Our cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments. At September 30, 2007, the carrying value of our cash and cash equivalents approximates fair value. We may in the future obtain marketable debt and securities (principally consisting of commercial paper, corporate bonds and government securities) having a weighted average duration of one year or less. Consequently, such securities would not be subject to significant interest rate risk.

ITEM 3. PROPERTIES

Espre does not own any real property. The company leases approximately 10,378 square feet of space at 5700 West Plano Parkway, Suite 2600, Plano, Texas 75093, where its principal executive, administrative and engineering offices are located, at an annual rental fee of approximately $283,000. This lease expires on February 28, 2011. Management believes these facilities are all in usable condition and that these facilities are sufficient to meet our needs for the immediate future. Management also believes that the facility is adequately covered by insurance.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of our Common Stock by (i) each person who is known to be the beneficial owner of more than five percent of the Company’s Common Stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. Unless otherwise indicated, the address of each beneficial owner is c/o Espre Solutions, Inc., 5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093. The Company does not believe that any stockholders act as a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of September 30, 2007, the end of our latest fiscal year, we had issued and outstanding 318,225,998 shares of Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock
Peninsula Group	32,500,000		10.20%
Place des Philosphes 10 Geneva Switzerland 1205

Peter Ianace (2) (3)	9,920,697	(4)	3.11%
5700 West Plano Parkway, Suite 2600 Plano, Texas 75093

Peter Leighton (2) (3)	19,782,290	(5)	6.21%
5700 West Plano Parkway, Suite 2600 Plano, Texas 75093

Forres McGraw (3)	650,000	(6)	0.20%
5700 West Plano Parkway, Suite 2600 Plano, Texas 75093

Robert Logan (3)	2,090,667	(7)	0.66%
5700 West Plano Parkway, Suite 2600 Plano, Texas 75093

Robert Nimon (3)	4,970,468	(8)	1.56%
5700 West Plano Parkway, Suite 2600 Plano, Texas 75093

All Officers and Directors as a Group (5 persons)	69,914,122		21.95%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within sixty days of September 30, 2007, are deemed outstanding for computing the percentage of the person holding such option or warrant, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 318,225,998 shares of Common Stock outstanding on September, 2007, and the shares issuable upon the exercise of options and warrants exercisable on or within sixty days of September 30, 2007, as described below.

(2)	Director.

(3)	Officer.

(4)	Includes options currently exercisable by Mr. Ianace for the purchase of 2,700,000 shares of Common Stock.

(5)
Pursuant to Rule 13d-3, Mr. Leighton is deemed to be the beneficial owner of all such shares and options, which are held of record by Nonsuch Holdings Ltd. Includes options currently exercisable by Nonsuch Holdings Ltd. for the purchase of 14,104,939 shares of Common Stock.

(6)	Includes options currently exercisable by Mr. McGraw for the purchase of 600,000 shares of Common Stock.

(7)	Includes options currently exercisable by Mr. Logan for the purchase of 1,066,667 shares of Common Stock.

(8)	Includes options currently exercisable by Mr. Nimon for the purchase of 1,633,333 shares of Common Stock.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The directors, executive officers and key employees of Espre, and their ages as of the date hereof, are set forth below. None of such persons has been involved in any legal proceeding enumerated in Securities and Exchange Commission Regulation S-K, Item 401, within the time periods described in that regulation.

Name	Age	Position
Peter Ianace	59	Chief Executive Officer and Director
Peter Leighton	55	President and Director
Forres McGraw	48	Chief Financial Officer
Robert Logan	61	Chief Operating Officer
Robert Nimon	57	Chief Technology Officer

Directors and Executive Officers

Peter Ianace, Chief Executive Officer and Director. Mr. Ianace has been Chief Executive Officer and a Director of Espre, and its predecessor, Espre Texas, since July 2004. He served in the same capacity of from its organization in December 2003 until its merger with the Company in July 2004. From April 2001 to November 2003, Mr. Ianace was chief executive officer of Vianet Technologies, Inc., a company engaged in video software application and VOIP services. He served as executive vice president of business development for Vianet from June 1989 to April 2001. Mr. Ianace served as the President and Chief Executive Officer of Intelect Network Technologies from April 1995 until April 1999, where he managed the growth and integration of worldwide sales and product development and was responsible for equity capitalization and strategic relationship building and partnering. Mr. Ianace graduated from Newburgh Free Academy in 1966 and attended St. John’s University from 1966-1968.

Peter Leighton, President and Director. Mr. Leighton has been a director of the Company since May 1, 2007, and President since July 26, 2007. He was a principal shareholder of Wireless Peripherals Inc. and, prior to becoming an officer and director of Espre, was a principal shareholder of the Company. In April 2007 he founded and funded Blideo Inc. along with the Company and Mr. Nelson. Mr. Leighton was Chief Executive Officer and founder of Vianet Technologies, Inc. from which the Company indirectly acquired its original intellectual property. He also served as the Chief Financial Officer of Intelect Communication Systems Ltd. (the parent company of Intelect Network Technologies) from April 1982 until April 1987 and President and Chief Executive Officer from April 1987 to November 1997. Mr. Leighton is a graduate in Engineering Science of Exeter University, a Chartered Accountant and was a partner in Thorne Riddell (a member firm of KMG, the predecessor of KPMG) from 1982 to 1985. He provides us with 30 years of financial management, capital raising and public reporting experience, as well as strategic corporate development.

Forres McGraw, Chief Financial Officer and Treasurer. Mr. McGraw has been the Chief Financial Officer and Treasurer of the Company since April 2005. Prior to joining Espre, he was an independent consultant from September 2003 until April 2005. He served as chief financial officer of 8 Point Communications, Inc., a video conferencing company from December 2001 to September 2003. He was the founder, a director and the president of Nostrum Biotechnology, Inc., a start-up bio-medical company from 1999 to 2001. Mr. McGraw founded and was president of International Factoring Group, Ltd., from 1993 to 1999 prior to forming Nostrum Biotechnology, Inc. He was a partner with Donahoe, McGraw & Associates, CPA’s, from 1984 to 1993. He is a graduate of Louisiana State University.

Robert Logan, Chief Operating Officer. Mr. Logan has been our Chief Operating Officer since our merger with Espre Texas in July 2004. From December 2003 to July 2004, he served in the same capacity with Espre Texas. Mr. Logan was the Chief Operating Officer of Vianet Technologies, Inc., from August 2000 until January 2004. From January 1999 until July 2000, he was Director of Sales, Systems Integration Division, ASI Business Solutions, a company which provides a network-connected print management and output consulting services. From September 1997 until December 1998, he was Chief Executive Officer and Director of Marketing of Mirus Ltd., a provider of high volume direct mail software. From January 1996 to September 1997 Mr. Logan held senior positions of Ikon Corp. He received a Bachelor of Science and Bachelor of Arts degree from Kansas State University.

Robert Nimon, Chief Technology Officer. Bob Nimon has been the Chief Technology Officer since August 2004. Prior to joining Espre, Mr. Nimon was President of Wireless Peripherals, Inc., a Dallas-based technology company which created eViewLink until August 2004. Mr. Nimon has been Vice President of Nimon Consulting, Inc., a Dallas-based consulting firm since its organization in 1996. In that capacity, he has served as the chief architect for a major inter-exchange carrier to manage the definition of architectural requirements for equipment in a new network, served as Vice President of Engineering for a firm manufacturing a hardware/software solution for IP traffic QoS policy management, and served in interim senior management positions for two start-up companies producing wireless multimedia peripherals. From 1981 to 1996, Mr. Nimon was President of DNA Enterprises, Inc., a Dallas, Texas, company providing services in software, hardware, signal processing and overall system design consultation. DNA Enterprises, Inc., was sold to a public company in 1996. Mr. Nimon received a Bachelor of Science degree from the University of Texas in 1971.

Board Committees

There are no committees of the Board of Directors. As the Board consists of two directors, being the President and Chief Executive Officer, the Board meets always as a whole and not as a committee, and accordingly does not have standing nominating, audit, or compensation committees.

Meetings of the Board of Directors

The Board of Directors met twenty-one (21) times during the year ended September 30, 2006, and ten (10) times during the year ended September 30, 2007. All directors were present at all Board meetings.

Director Independence

Neither of our directors is independent within the meaning of Regulation S-K, Item 407(a).

Director Compensation

None of the directors receives compensation as a director.

Shareholder Communications

Shareholders may communicate with the Board of Directors by writing to Peter Leighton or Peter Ianace, who are the sole directors, at the Company’s address, 5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093.

Code of Ethics

The Company adopted a code of ethics on July 26, 2006.

ITEM 6. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The individuals who served as our chief executive officer and our chief financial officer during fiscal year ended September 30, 2007, as well as the other individuals included in the Summary Compensation Table, are referred to in this Form 10 as the “Named Executive Officers.” We do not have a Compensation Committee because there are only two directors, comprised of the chief executive officer and the president. Compensation for the Named Executive Officers is set by the Board of Directors (the “Board”). We plan to expand the Board in fiscal 2008 and to establish a Compensation Committee comprised of independent directors at that time. Both our directors have set their bonus potential for 2008.

Compensation Philosophy and Objectives

Our compensation program for the Named Executive Officers is intended to attract, retain, motivate and appropriately reward talented executives who can contribute significantly to our financial growth and success, and thereby build value for our stockholders over the long term. The program has the following specific goals:

•	To offer a total compensation package to the Named Executive Officers that is competitive in the marketplace for executive talent.

•
To motivate the Named Executive Officers to achieve our business objectives by providing incentive compensation awards that take into account our overall performance and that measure performance against those business objectives.

•
To provide equity-based, long-term compensation arrangements that creates meaningful incentives for the Named Executive Officers to maximize our near and long-term future performance that aligns their interests with our shareholders’ and encourage the Named Executive Officers to remain with the Company.

To achieve these objectives, the Board is developing certain processes for setting Named Executive Officer compensation and is constructing an overall compensation program that consists of a number of elements, as described below.

Setting Executive Compensation

General Processes

The Board has historically used personal contacts, rather than head hunters, to access the necessary skills to execute its business plan and, in the absence of a formal Compensation Committee, has negotiated employment terms with Named Executive Officers based on their skills and experience. The majority of the Named Executive Officers were either founders of the Company or investors in the Company or Wireless Peripherals, which was acquired by the Company in August 2004. The Board is currently reviewing these compensation arrangements to determine whether they reflect the compensation principles that the Board has adopted, and will continue that process as and when those principles change. As we renew our executives’ employment agreements, we will work to ensure that the terms of the agreements dovetail with our compensation philosophy.

The Board intends to use certain performance measures as the bases for determining annual cash incentive compensation. The Board intends for annual cash incentive compensation to be linked to attainment of specific target performance measures. The specific target performance measure for 2008 will be sales generation. As such, the Named Executive Officers will not receive a bonus unless we have achieved sales targets.

Generally, the bonus for each Named Executive Officer will be based on a percentage of gross sales. The minimum amount of cash incentive compensation that Named Executive Officers can achieve will be $0 and with no upper limit. We have very little sales history upon which to base compensation expectations and therefore the Board believes that establishing an upper limit in 2008 would not incentivize the Named Executive Officers. The Board plans to make bonuses in 2009 based on our cash flow performance targets such that these subjective targets must be attained for the Named Executive Officers to earn cash incentive compensation. This change in compensation measurement is anticipated to be reflected in our transition from the acquisition of customers in fiscal 2008 to being cash flow focused in fiscal 2009. In addition to this programmatic approach, the Board retains the discretion to grant cash bonuses as necessary to account for special circumstances or extraordinary individual or company performance.

The Board intends annually to review and benchmark the total compensation program for the Named Executive Officers against relevant market data. The Board anticipates benchmarking our compensation which will involve a comparison of various components of total compensation against a peer group of publicly traded companies (the “Peer Group”). The Board will selected the Peer Group companies based on their similarities to us in revenue, earnings and capital and management structures, and the Board has adopted the Peer Group based on the Board’s recommendation. The Board included in the Peer Group some companies that, because of their recent acquisition or changes in ownership structure, have recently ceased to be publicly traded. The Peer Group will be reviewed periodically by the Board and Board and updated as necessary to maintain comparability, including removing those companies that have recently ceased to be publicly traded.

Allocating Between Different Types of Compensation

The Board believes that executive compensation should include a mix of different types of compensation and takes this consideration into account when structuring the total compensation for each Named Executive Officer. The allocation among different types of compensation is based on the employment agreement with the Named Executive Officer, where such agreements exist. Within the parameters set by the employment agreements, if any, the Board intends to reward recent performance and create incentives for long-term enhancements in shareholder value. This is achieved through our annual cash incentive plan, which is further described below. In setting the amounts potentially payable under the annual cash incentive plan, the Board takes into account other annual cash compensation payable to each Named Executive Officer.

The Board also seeks to allocate a portion of total compensation to long-term, equity-based compensation. Equity-based compensation is designed to motivate the creation of long-term shareholder value and simultaneously enhance executive retention. The Board typically uses stock options because this form of equity compensation provides the executive with value only if the price of our stock when the option is exercised exceeds the option’s exercise price. This provides an incentive to increase stock price over the term of the option. To enhance retention goals and provide balance with stock options, the Board may also grant restricted stock. The Board anticipates that long-term, equity based compensation will constitute a larger percentage of each Named Executive Officer’s total compensation in future years as the Board has additional opportunity to structure appropriately targeted awards of this type.

Role of Executive Officers in Compensation Decisions

Decisions on the compensation of the chief executive officer are made by the President since the Board consist only of the chief executive officer and the President. Compensation decisions on the other Named Executive Officers and employees who are not Named Executive Officers are made by the President, pursuant to guidelines established by the Board in consultation with other members of management. The President, in consultation with the chief executive officer, annually reviews the performance of the other Named Executive Officers. The Board may exercise discretion to modify any recommended salary adjustment or award as it deems appropriate under the circumstances.

2006 and 2007 Executive Compensation Components

For the 2006 and 2007 fiscal years, the principal components of compensation for the Named Executive Officers were:

•	Base salary;

•	Performance-based incentive compensation; and

•	Long-term equity incentive compensation.

The Board does not currently believe that perquisites, such as club memberships or automobile allowances, have a significant role to play in executive compensation. Each of the elements of the executive compensation program is discussed in the following paragraphs.

Base Salary

Base salaries are designed to compensate the Named Executive Officers for faithful execution of their individual responsibilities. The base salaries of the chief executive officer, president, vice president sales and chief technology officer are set forth in the applicable employment arrangements with the executive. The employment agreement of the President will expire on May 31, 2008. When we enter into new or amended employment agreements with such Named Executive Officers, or if we enter into an employment agreement with another executive officer, the Board will review the base salaries and adjust them based on a number of relevant factors. During its review of base salaries, the Board primarily considers the following:

•	Relevant market data developed in connection with the benchmarking process described above.

•	The executive’s role and responsibilities.

•	In cases of renewal, the past performance of the executive.

Of the factors described above, primary consideration will be given to relevant market data in setting base salaries because the Board believes that upside potential in total compensation is achieved through the performance-based and long-term incentive compensation programs. Factors, other than those listed above, that may cause the Board to deviate from the benchmarking salary data include an executive’s experience in a particular role, retention concerns, and the Board’s judgment based on an executive’s leadership qualities, career with us, and long-term potential to enhance shareholder value.

Base salaries for other Named Executive Officers are set by the chief executive officer, within the guidelines established by the Board. Those guidelines are based on the salaries set by the Board for those Named Executive Officers that have employment agreements with us.

In setting base salaries for the Chief Executive Officer in 2006, the Board primarily relied upon data of the base salaries and total compensation for recently placed chief executive officers in technology business of similar size and life stage.

Annual Cash Incentive Compensation

Our annual cash incentive plan is designed to reinforce the importance of both teamwork and individual initiative and effort, and to provide an incentive for employees to achieve and surpass targeted performance goals. As described below, bonuses to are linked to metrics established by the Board, primarily gross revenues. Bonuses to other employees are payable from a bonus pool that is budgeted for at the beginning of the fiscal year and are based on individual performance or achievement of technical goals.

For 2008, the annual bonus amount for Named Executive Officers will be based on one or more Company-wide performance measures. The specific target performance measure for 2008 will continue to be sales. Under the plan, Named Executive Officers will not receive a bonus unless we have achieved specific revenue targets.

Each year, the Board will consider how to structure performance measures to ensure that the amount of the cash incentive potentially payable under the plan is properly aligned with our business objectives and strategic initiatives. As noted above, for 2008, the Board has determined that sales is the primary financial measure that should be used to measure performance with regard to the annual cash incentive compensation plan.

Long-Term Equity Incentive Compensation

Consistent with our compensation philosophy, long-term equity incentives are an important component of each Named Executive Officer’s total compensation package. We have generally awarded stock options to the Named Executive Officers and other key management employees. These stock option awards are designed to:

•	reward and encourage long-term contribution to the Company;

•	align executives’ interests with the interests of shareholders; and

•	help achieve competitive levels of total compensation.

During fiscal 2006, the Company granted stock option awards for 3,670,000 shares of Common Stock. The Board determines stock option award levels based on consideration of a number of factors, including discussions with the President and other executives. For fiscal 2007, stock option awards were approved and granted in the third quarter of 2007. However, newly appointed or promoted executives or management personnel may receive an additional stock grant at other times during the year. During 2007, the Company changed the strike price of certain fixed options.

Grants are not directly connected to an executive’s salary or bonus. Grants of stock options or restricted stock awards will usually be subject to less dramatic variation than cash incentive compensation. For instance, in a year when an executive’s performance evaluation was good, he might receive an equity award that is slightly larger than that received by other executives. But if, in that same year, our financial performance did not meet targets, then the executive would not receive a bonus. If, however, in the following year, the executive’s performance evaluation was again good and our financial performance exceeded targets, then the executive would receive an equity award that, while higher than other executives’, was approximately the same as in the previous year. On account of our financial performance in that year, however, he would also receive a bonus; like the award of equity, that bonus would also be adjusted upward because of the employee’s exceptional performance.

Grants will generally be awarded during the first quarter of the fiscal year in order to coincide with the timing of annual reviews and compensation determinations, and because our fiscal year-end results have generally been announced by this time. Equity awards are awarded under our 2004 Equity Incentive Plan, which requires that the option exercise price be based on the average of the high and low price of our Common Stock on the trading day preceding the date the option is granted. The Board does not grant options with an exercise price that is less than the fair market value of our Common Stock, as determined according to the 2004 Equity Incentive Plan, or grant options which are priced on a date other than the grant date, unless for some reason the date proceeding the date is not a trading date, in which case the average of the high and low price of our Common Stock on the preceding trading day is used.

Retirement and Other Benefits

We no not maintain a tax-qualified Section 401(k) savings plan available to our employees or the Named Executive Officers.

Our other benefit plans primarily include medical and other health care benefits, group life insurance, disability and tuition assistance. The Board has reviewed these other components of compensation in relation to the total compensation of the Named Executive Officers, and determined that they are reasonable and appropriate.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation arrangements.

Perquisites and Other Personal Benefits

We do not provide the Named Executive Officers with any perquisites or other similar personal benefits and the Board does not currently believe that perquisites, such as club memberships or automobile allowances, have a significant role to play in executive compensation.

Employment and Consulting Agreements

Leighton is party to a consulting agreement with us. This agreement provides for certain payments and other benefits if the consulting agreement terminates under specified circumstances, as well as certain payments and benefits during the executive’s employment. The chief executive officer believed that this consulting agreement was an important part of our overall executive compensation program at that time because it served as a recruitment and retention device. However, the Board has not determined that it is necessary to enter into employment agreements with other executives at this time. More information concerning these employment agreements is contained under the caption “Narrative to Summary Compensation Table and Plan-Board Awards Table-Employment and Consulting Agreements,” below.

Summary Compensation Table

The following table provides summary information regarding compensation earned by the Named Executive Officers during the fiscal years ended September 30, 2005, 2006 and 2007.

Summary Compensation Table

Name and principal position(s)	Year	Salary ($)	Option Awards ($)	Non-equity Incentive Plan Compensation($)	All Other Compensation ($)	Total ($)
Peter Ianace	2005	$18,800	$—	$—	$—	$18,800
Chief Executive Officer	2006	$180,000	$—	$—	$9,194	$189,194
	2007	$230,000	$142,297	$50,000	$4,537	$426,834

Peter Leighton	2005	$—	$—	$—	$—	$—
President	2006	$—	$—	$—	$—	$—
	2007	$120,000	$348,422	$—	$—	$468,422

Kyle Nelson	2005	$11,667	$—	$—	$—	$11,667
Chief Marketing Officer	2006	$173,329	$—	$—	$5,298	$178,627
	2007	$143,332	$99,608	$30,000	$2,940	$275,880

Robert Logan	2005	$13,154	$—	$—	$—	$13,154
Chief Operating Officer	2006	$135,652	$—	$—	$—	$135,652
	2007	$110,000	$—	$10,000	$—	$120,000

Forres McGraw	2005	$37,500	$—	$—	$—	$37,500
Chief Financial Officer	2006	$116,000	$—	$—	$—	$116,000
	2007	$122,506	$918,961	$—	$—	$1,041,467

Robert Nimon	2005	$73,800	$—	$—	$—	$73,800
Chief Technology Officer	2006	$213,000	$—	$—	$2,400	$215,400
	2007	$201,000	$136,485	$40,000	$800	$378,285

Greg Spindler (5)	2005	$110,000	$—	$—	$—	$110,000
Vice President, Business	2006	$120,000	$—	$—	$—	$120,000
Development	2007	$127,500	$170,606	$76,567	$—	$374,673

The value of option awards is determined by multiplying the share options vesting during the fiscal year times the fair market valuation for those options using the Black Scholes Option pricing model.

All Other Compensation Table

The All Other Compensation in the Summary Compensation Table expenses paid on behalf of the Named Executive Officers for telephone, transportation and certain other personal expenses.

Grants of Plan-Based Awards in 2006 and 2007

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2006 and 2007. This information includes (1) the grant date of the award; (2) the estimated payouts under non-equity incentive plan awards, which consist of the potential payout levels under the 2006 and 2007 annual performance-based incentive plan; (3) the number of shares underlying restricted stock awards; (4) the number of shares underlying stock option awards; (5) the exercise price of the stock option awards, based on closing price of our Common Stock on the date of grant and (6) the grant date fair value of each equity award, computed under SFAS 123R.

Estimated future payouts under non-equity
incentive plan awards

Name and principalposition(s)	Grant Date	Threshold($)	Target($)(4)	Maximum($)	All other option awards: number of securities underlying options(#)(1)	Exercise or base price of option awards ($/Sh)(2)	Grant date fair value of stock and option awards(3)
Peter Ianace
Chief Executive Officer		$—	$130,000	$—
	July 8, 2004				1,800,000	$0.100	$72,900
	December 20, 2006				2,700,000	$0.080	$203,850
	August 10, 2007				11,000,000	$0.085	$1,135,200

Peter Leighton
President		$—	$120,000	$—
	May 1, 2007				6,750,000	$0.085	$696,600
	October 1, 2007				4,250,000	$0.085	$438,600

Robert Logan
Chief Operating Officer		$—	$50,000	$—
	July 8, 2004				900,000	$0.100	$36,450
	December 20, 2006				500,000	$0.080	$37,750
	August 10, 2007				2,800,000	$0.085	$288,960

Forres McGraw
Chief Financial Officer		$—	$—	$—
	March 14, 2005				900,000	$0.100	$2,756,880
	December 20, 2006				1,600,000	$0.080	$120,800

Robert Nimon
Chief Technology Officer		$—	$—	$—
	August 25, 2004				1,200,000	$0.100	$278,400
	December 20, 2006				1,300,000	$0.080	$98,150
	August 10, 2007				5,000,000	$0.085	$516,000

(1)	This column shows the number of stock options granted in 2004, 2005, 2006 and 2007 to the Named Executive Officers.

(2)
This column shows the exercise price (per share) for the stock options granted, which was the average of the high and low prices of a share of our Common Stock on the last date on which our stock was traded prior to the date on which the Board granted the options.

(3)
This column shows the full grant date fair value of stock options under SFAS 123R granted to each of the Named Executive Officers in 2006 and 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes option-pricing model which takes into account volatility in the price of our stock, the risk-free interest rate, the estimated life of the award, the closing market price of our stock on the date of grant and the exercise price. These amounts reflect our accounting expense, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(4)	Our sales target for fiscal 2008 is $10,000,000. Ianace, Leighton and Logan have bonuses of 1.3%, 1.2% and 0.5% of net revenues respectively.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment and Consulting Agreements. During fiscal 2006 we had no written employment agreements with any of the Named Executive Officers. The following compensation was agreed with and paid to each of the Named Executive Officers in fiscal 2006 and 2007:

•
In fiscal 2006, Ianace was paid $180,000 and received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $230,000 and received $50,000 Cash Incentive Compensation based on revenues generated and was awarded 11,000,000 stock options on August 2007 at a price of $0.085 vesting over three years as Long-Term Equity Compensation.

•
In fiscal 2007, Leighton was paid $120,000 under a consulting agreement. On May 1, 2007 he was awarded 6,750,000 stock options at a price of $0.085 as Long-Term Equity Compensation: these options were 50% vested on the date of grant and the remainder is vesting over the eighteen months ending November 1, 2008. On October 1, 2007, he was awarded 4,250,000 stock options at a price of $0.085 as Long-Term Equity Compensation: these options were 50% vested on the date of grant and the remainder is vesting over the 13 months ending November 1, 2008.

•
In fiscal 2006, Logan was paid $135,652 and received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $110,000 and received $10,000 Cash Incentive Compensation based on revenues generated and was awarded 2,800,000 stock options on August 2007 at a price of $0.085 vesting over three years as Long-Term Equity Compensation.

•
In fiscal 2006, the chief financial officer was paid $116,000 and received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $122,506 and received no Cash Incentive or Long-Term Equity Compensation.

•
In fiscal 2006, the chief marketing officer was paid $173,329 received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $143,332 and received $30,000 Cash Incentive Compensation based on revenues generated and no Long-Term Equity Compensation.

•
In fiscal 2006, the chief technology officer was paid $213,000 and received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $201,000 and received $40,000 Cash Incentive Compensation based on revenues generated and was awarded 5,000,000 stock options on August 2007 at a price of $0.085 vesting over three years as Long-Term Equity Compensation.

•
In fiscal 2006, the vice president, business development was paid $120,000 and received no Cash Incentive or Long-Term Equity Compensation. In fiscal 2007, he was paid $127,500 and received $76,567 Cash Incentive Compensation based on revenues generated and no Long-Term Equity Compensation.

Salary and Cash Incentive Awards in Proportion to Total Compensation

As noted in the Compensation Discussion and Analysis, the Board believes that a portion of each Named Executive Officer’s compensation should be in the form of equity awards; however, the Board awarded very little cash incentive compensation and long-term equity incentive compensation as a result of the Company’s continued negative cash flow and lack of sales in fiscal 2006. The following table sets forth the percentage of each Named Executive Officer’s total compensation that was paid in the form of base salary and cash incentive award under the 2006 performance-based incentive plan. The Board anticipates that salary and cash incentive awards will constitute a smaller percentage of each Named Executive Officer’s total compensation in future years as the Board has additional opportunity to structure appropriately targeted long-term equity-based incentive awards, such as stock options and restricted stock and the Company achieves profitability.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table provides information about the stock option awards held by the Named Executive Officers as of September 30, 2007. This information includes unexercised and unvested stock options. Each equity award is separately shown for each Named Executive Officer. The vesting schedule for each stock option award is shown immediately following the table based on the date on which the stock option award was granted.
	Option Awards
Name and principal position(s)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option exercise date
Peter Ianace Chief Executive Officer	1,800,000	—	—	$0.100	July 8, 2007
	900,000	—	—	$0.080	December 20, 2007
	—	900,000		$0.080	December 21, 2008
	—	900,000		$0.080	December 22, 2009
	—	3,666,667	—	$0.085	August 10, 2008
		3,666,667		$0.085	August 10, 2009
		3,666,667		$0.085	August 10, 2010

Peter Leighton President	3,375,000	—	—	$0.085	May 1, 2007
	187,500	—	—	$0.085	June 1, 2007
	187,500	—	—	$0.085	July 1, 2007
	187,500	—	—	$0.085	August 1, 2007
	187,500	—	—	$0.085	September 1, 2007
	2,312,500	—	—	$0.085	October 1, 2007
	350,962	—	—	$0.085	November 1, 2007
	—	350,962	—	$0.085	December 1, 2007
	—	350,962	—	$0.085	January 1, 2008
	—	350,962	—	$0.085	February 1, 2008
	—	350,962	—	$0.085	March 31, 2008
	—	350,962	—	$0.085	April 1, 2008
	—	350,962	—	$0.085	May 1, 2008
	—	350,962	—	$0.085	June 1, 2008
	—	350,962	—	$0.085	July 1, 2008
	—	350,962	—	$0.085	August 1, 2008
	—	350,962	—	$0.085	September 1, 2008
	—	350,962	—	$0.085	October 1, 2008
	—	350,962	—	$0.085	November 1, 2008

Robert Logan Chief Operating Officer	900,000	—	—	$0.100	July 8, 2007
	166,667	—	—	$0.080	December 20, 2007
	—	166,667	—	$0.080	December 20, 2008
	—	166,667	—	$0.080	December 20, 2009
	—	933,333	—	$0.085	August 10, 2008
	—	933,333	—	$0.085	August 10, 2009
	—	933,333	—	$0.085	August 10, 2010

Forres McGraw Chief Financial Officer	600,000	—	—	$0.100	March 14, 2007
	—	300,000	—	$0.100	March 14, 2008
	—	533,333	—	$0.080	December 20, 2007
	—	533,333	—	$0.080	December 20, 2008
	—	533,333	—	$0.080	December 20, 2009

Robert Nimon Chief Technology Officer	1,200,000	—	—	$—	August 25, 2007
	433,333	—	—	$0.100	December 20, 2007
	—	433,333	—	$0.100	December 20, 2008
	—	433,333	—	$0.100	December 20, 2009
	—	1,666,667	—	$0.085	August 10, 2008
	—	1,666,667	—	$0.085	August 10, 2009
	—	1,666,667	—	$0.085	August 10, 2010

Potential Payments Upon Termination

Employment and Consulting Agreements. As explained in the Narrative to the Summary Compensation Table we have entered into a consulting agreement with Leighton. The agreement provides for payments to be made for ten months after the termination of the agreement on May 31, 2008. No other Named Executive Officer is entitled payments on termination other than those required by applicable employment laws.

Non-Management Director Compensation for Fiscal 2006 and 2007

We currently do not compensate our directors since both are Named Executive Officers and are compensated as set forth above. As discussed above, we plan to expand the Board and to use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve as non-management directors on the Board. Director compensation will be reviewed annually by the Board and changes will be made to the total director compensation package when the Board determines that such changes are appropriate. The Board may from time to time engage independent compensation consultants to evaluate our director compensation program relative to the same Peer Group of companies that the Board will consider in setting executive compensation, as described in the Compensation Discussion and Analysis above.

2004 Equity Incentive Plan

Our 2004 Equity Incentive Plan (the “2004 Plan”) was adopted by our board of directors and approved by our stockholders. Stock options, stock appreciation rights, or SARs, stock awards and cash awards may be granted under the 2004 Plan. Each is referred to as an award in the 2004 Plan. Options granted under the 2004 plan may be either “incentive stock options,” as defined under Section 422 of the Internal Revenue Code of 1986, as amended, or “non-statutory stock options.”

The 2004 Plan is administered by the board of directors acting as a whole or by a delegated officer or officers in certain instances. Awards under the 2004 plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator, in his discretion, approves awards granted under the 2004 Plan. Generally, if an awardees’ service to us terminates other than by reason of death, disability, and retirement or for cause, vested options and SARs will remain exercisable for a period of thirty days.

The plan terminates on December 1, 2014. In the event of a termination of service of a participant or death of a participant, the award grant may provide for exercise within a reduced period. Unless otherwise determined by the administrator, awards granted under the 2004 Plan are not transferable other than by will, domestic relations order, or the laws of descent or distribution may be exercised during the awardees’ lifetime only by the awardees.

The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. The term of an option may not be more than ten years from the date of grant. No option may be exercised after the expiration of its term. Any incentive stock option granted to a ten percent stockholder may not have a term of more than five years. The administrator may grant SARs alone, in addition to, or in tandem with, any other awards under the plan. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the administrator. The excess amount will be payable on ordinary shares, in cash or in a combination thereof, as determined by the administrator. The terms and conditions of an SAR will be contained in an award agreement. The grant of an SAR may be made contingent upon the achievement of objective performance conditions.

The administrator may grant stock awards such as bonus stock, restricted stock or restricted stock units. Generally, such awards will contain vesting features such that awards will either not be delivered, or may be repurchased by us at cost, if the vesting requirements are not met. The administrator will determine the vesting and shared delivery terms.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On July 6, 2004, Espre Texas and its then shareholders entered into a Business Combination and Investment Agreement (the “Merger Agreement”) with Financial Freedom Home Buyers, Inc., a Florida corporation, (subsequently called Financial Freedom Business Development, Inc.) (“FFBD”) pursuant to which Espre Texas and its shareholders agreed to merge Espre Texas into Candeub, Fleissig & Associates (“Candeub”), a Delaware corporation then controlled by FFBD. FFBD, which was dissolved in January 2006, was controlled by Michael Bokzam and Patrick Castagna, who were officers and directors of Espre when it redomiciled in Nevada.

Under the terms of the Merger Agreement we issued the following shares:

•	29,059,500 shares to the Espre Texas shareholders in consideration of the merger of Espre Texas with and into the Company.

•
10,210,095 shares Common Stock to FFBD in exchange for 1,000,000 shares of Espre Texas Common Stock which FFBD had previously purchased from Espre Texas and 1,600,000 shares of Espre Texas Common Stock which FFBD had previously purchased from a third party.

•	11,049,405 shares to FFBD of Common Stock and 2,500,000 shares of preferred stock to FFBD in consideration of its $1,500,000 investment in the Company.

A total of 9,681,000 shares were held by the then shareholders of Candeub, which resulted in the Company’s having 60,000,000 shares outstanding on completion of the merger. The shares issued to the shareholders of Espre Texas and FFBD were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Also in connection with our merger with Espre Texas, FFBD and Ianace, the founder of Espre Texas and its chief executive officer, were each issued 2,500,000 preferred shares. These shares were converted into 15,595,000 common shares in May 2005. We consider this transaction to be a related party transaction because certain of our officers and directors received shares in the merger.

In July 2004, we orally agreed to engage Patrick Castagna and Michael Bokzam, both of whom were directors of the Company, to provide general consulting services for one year. In June 2005 we issued Messrs. Castagna and Bokzam 2,070,000 stock options each to purchase restricted common shares at $0.337 each. In addition, we issued a total of 2,552,103 restricted common shares for expenses and other consulting services provided by Messrs. Castagna and Bokzam.

In February 2005, we entered into an oral one year consulting agreement with GPM, a company wholly-owned by Gideon Djerassi, Patrick Castagna and Michael Bokzam, all of whom were then directors of the Company. The agreement required GPM to provide certain financial advisory services to the Company. We paid GPM a one-time fee of 6,000,000 restricted shares of Common Stock in consideration of GPM’s agreement to provide these services.

In February 2005, the Company orally agreed to engage Gideon Djerassi, then a director of the Company, to assist the Company in coordinating its accounting systems and control procedures, and to provide guidance for the management of its cash flow for a term of one year. In consideration of his services, we paid Djerassi Investments, Inc., an affiliate of Mr. Djerassi, 3,000,000 restricted shares of Common Stock of the Company.

Espre Consulting invested $365,000 in Espre, for which it received 3,650,000 shares. Included in accounts receivable at June 30 and September 30, 2006, and June 30, 2007, is an amount of $19,432 due from Espre Consulting. Espre Consulting is a sole proprietorship owned and operated by Ronelle Ianace, the wife of Peter Ianace, and is not now engaged in any business. The name of “Espre” is derived from the initials of members of the Ianace’s family and has been used by Peter and Ronelle Ianace from time-to-time in their business ventures. We own the rights to the name “Espre.”

We sold 4,938,262 shares and issued 4,938,272 five year warrants to purchase shares at $0.10 per share for $404,000 to Mr. Leighton and received a bridge loan of $70,000 from him in February 2007, which loan was repaid in May 2007. Mr. Leighton was a founding investor in Wireless Peripherals, in which he invested $385,333. When Wireless Peripherals was acquired by us in 2004, he received 6,693,706 Espre shares in exchange for his Wireless Peripheral shares. We entered into a consulting contract with a company controlled by Leighton for $10,000 per month commencing September 25, 2006, to September 25, 2007. We have entered into a new consulting contract with the same entity for a minimum period of October 1, 2007 to May 31, 2008, for $20,000 per month and 1.2% of our gross revenues. In the event that consulting agreement is terminated on May 31, 2008, the consulting agreement requires the continuation of monthly fees and 1.2% of gross revenues for an additional ten months.

Mr. Leighton, with Espre and Mr. Nelson formed Blideo and invested $200,000 in Blideo May 2007 and $300,000 in July 2007. We invested the same amounts in Blideo in the same time periods. In April 2007 Blideo acquired an exclusive license from Media Distribution Solutions. LLC (“MDS”), a customer of Espre since April 2006, for the distribution and use of MDS’s software in any social networking application for $175,000 plus certain ongoing royalties. In September 2007, Mr. Nelson, who was then our Vice President — Sales, invested $125,000 in Blideo. Certain of our former officers and employees are now officers, investors and employees of Blideo. Messrs. Ianace and Leighton are directors of Blideo and were granted stock options in Blideo.

We have licensed ESPRE Live on a non-exclusive basis to Blideo for a one-time license fee of $1,000,000 plus 1% of gross revenues. We have contracted with Blideo to provide Blideo engineering and design services for a minimum of $700,000 payable from September 1, 2007, to March 31, 2007. The engineering and design service fees can be offset in full against the license fees. As part of this license we have agreed not to contract with any application service provider that plans to launch a service competitive to Blideo’s for one year following the acceptance by Blideo of the application we are designing and building for Blideo. Blideo is obligated to pay us a product maintenance fee for the application we are building for Blideo of $70,000 for the first year commencing September 2008 and thereafter at a rate to be negotiated.

Mr. Leighton founded Vizeo Solutions Ltd. (“Vizeo”) and loaned Vizeo $50,000 in November 2006. We loaned Vizeo the same amount in January 2007 and this loan was converted into a promissory note dated October 31, 2007, bearing interest at 5%, payable on or before March 31, 2009, and secured by shares of Vizeo owned by Leighton. On November 15, 2006, we granted Vizeo a non-exclusive license to distribute our products in the territory of Europe and The Middle East and were issued a 10% interest in Vizeo. On November 30, 2006, Vizeo entered into an exclusive license with MDS for the distribution of MDS’s software in the territory of Europe and the Middle East for $275,000 plus certain ongoing royalties. On May 14, 2007, this license was extended to the non-exclusive use of MDS’s software for any blogging and/or social networking offering and a perpetual license for the use of the name Blideo and the URL, Blideo.com. MDS was issued a 5% interest in Vizeo as part of this license. In March 27, 2007, we terminated our non-exclusive license with Vizeo and the 5% interest in Vizeo was cancelled. Vizeo received $100,000 from MDS for terminating Vizeo’s exclusive right to the MDS’s software for the entertainment and sports entertainment markets. Leighton is the sole director and officer of Vizeo.

All shares of our Common Stock, options, warrants and exercise prices reported in this Item 7 and elsewhere in this Registration Statement have been adjusted for the Company’s 3:1 forward split effective May 2, 2005.

ITEM 8. LEGAL PROCEEDINGS

As of February 4, 2008, the Company had no legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on The Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the trading symbol “EPRT.PK,” but is not quoted on the NASD OTC Bulletin Board or NASDAQ, nor listed on any national or regional securities exchange. The following table shows the high and low bid prices of our Common Stock on the Pink Sheets for each quarters of the fiscal years ended September 30, 2007, 2006 and 2005. Quotations from the Pink Sheets reflect inter-dealer prices (without adjustments for retail mark-ups, markdowns or conversions) and may not reflect actual transactions:

	High Bid	Low Bid
Quarter Ended December 31, 2004	$2.33	$1.95
Quarter Ended March 31, 2005	$3.18	$2.17
Quarter Ended June 30, 2005	$4.25	$3.00
Quarter Ended September 30, 2005	$3.05	$2.88
Quarter Ended December 31, 2005	$0.62	$0.54
Quarter Ended March 31, 2006	$0.14	$0.12
Quarter Ended June 30, 2006	$0.14	$0.12
Quarter Ended September 30, 2006	$0.19	$0.17
Quarter Ended December 31, 2006	$0.10	$0.09
Quarter Ended March 31, 2007	$0.12	$0.11
Quarter Ended June 30, 2007	$0.10	$0.09
Quarter Ended September 30, 2007	$0.14	$0.18
Quarter Ended December 31, 2007	$0.15	$0.15

On May 2, 2005, our Common Stock was forward split on a three shares for one share basis in order to increase the liquidity in the trading our stock. All quotations for any period prior to the forward split have been adjusted as if the split had been in effect for each period reported.

Dividend Policy

We have never declared any cash dividends and do not anticipate paying cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our board of directors who will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant. We are under no contractual obligations or restrictions to declare or pay dividends to our stockholders.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

As of September 30, 2007 a total of 318,522,499 shares of Common Stock were outstanding and held of record by 889 persons. The following is a summary of transactions by the Company within the past three years involving sales of its securities that were not registered under the Securities Act.

Merger with Espre Texas

On July 6, 2004, Espre Texas and its then shareholders entered into a Business Combination and Investment Agreement (the “Merger Agreement”) with FFBD pursuant to which Espre Texas and its shareholders agreed to merge Espre Texas into Candeub, Fleissig & Associates (“Candeub”) a Delaware corporation then controlled by FFBD. Under the terms of the Merger Agreement, we issued the following shares of restricted common stock pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933:

•	29,059,500 shares to the Espre Texas shareholders

•
10,210,095 shares Common Stock to FFBD in exchange for 1,000,000 shares of Espre Texas Common Stock which FFBD had purchased from Espre Texas and 1,600,000 shares of Espre Texas Common Stock which FFBD had purchased from a third party.

•	11,049,405 shares to FFBD of Common Stock and 2,500,000 shares of preferred stock to FFBD in consideration of its $1,500,000 investment in the Company.

A total of 9,681,000 shares of Common Stock were held by the then shareholders of Candeub upon completion of the merger, so that the Company had 60,000,000 shares outstanding on completion of the merger.

Also at closing of the merger, FFBD and Ianace, who was then the founder of Espre Texas and chief executive officer of Espre Texas, were each issued 2,500,000 restricted preferred shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The preferred shares were converted into 15,595,000 restricted common shares in May 2005.

Acquisition of Wireless Peripherals Inc.

In August 2004, Wireless Peripherals was merged into the Company in exchange for 24,960,366 restricted shares of our Common Stock and fully-vested options to purchase an additional 3,539,634 restricted shares of our Common Stock (3,462,618 at $0.02 per share and 77,016 at $0.01 per share). The shares and options issued in connection with the Wireless Peripherals merger were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

Purchase of Intellectual Property

In 2003 we acquired our ViewMail Marketing System from JOD Enterprises for a note of $200,000. In May 2006 the note was settled in exchange for 2,000,000 restricted common shares. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On September 10, 2004, Video Software Partners, LLC (“Video Partners”), sold its entire interest in Espre’s CODEC to Espre in consideration of a Note for $2,500,000 (the “Note”) payable by installments due March 1, 2006 secured on the CODEC and the software applications. As at June 30, 2007, we had issued an aggregate of 6,288,000 restricted common shares (the “Collateral Shares”) in order to convert the Note into a contingent stock repurchase obligation that has the effect of guaranteeing Video Partners the full repayment of the Note in the event that the net proceeds on sale of the Collateral Shares is less than the remaining outstanding balance on the Note ($1,650,000 as at June 30 and September 30, 2007). All of the securities issued to Video Partners were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. In October 2007, we issued a further 1,500,000 restricted common shares in full satisfaction of all of our obligations of Video Partners and its security interest in our CODEC was then terminated.

Payments for Services

We have issued a total of 24,760,282 shares of restricted Common Stock for consulting, advisory and other services as follows:

•
In February 2005, we entered into an oral one year consulting agreement with GPM, a company wholly-owned by Gideon Djerassi, Patrick Castagna and Michael Bokzam, all of whom were then directors of the Company. The agreement required GPM to provide certain financial advisory services to the Company. We paid GPM a one-time fee of 6,000,000 restricted shares of Common Stock in consideration of GPM’s agreement to provide these services.

•
In February 2005, the Company orally agreed to engage Gideon Djerassi, then a director of the Company, to assist the Company in coordinating its accounting systems and control procedures, and to provide guidance for the management of its cash flow for a term of one year. In consideration of his services, we paid Djerassi Investments, Inc., an affiliate of Mr. Djerassi, 3,000,000 restricted shares of Common Stock of the Company.

•
In July 2004, we orally agreed to engage Patrick Castagna and Michael Bokzam, both of whom were directors of the Company, to provide general consulting services for one year. In June 2005 we issued Messrs. Castagna and Bokzam 2,070,000 stock options each to purchase restricted common shares at $0.337 each. In addition, we issued a total of 2,552,103 restricted common shares for expenses and other consulting services provided by Messrs. Castagna and Bokzam.

•	In May 2005 we issued 240,000 restricted shares to an employee, Rick Bansal, in payment for services

•	In February 2006 we issued 500,000 restricted shares to Phil Snowden for financial consulting services

•
In February 2006 we entered into a consulting agreement with KBK Ventures, Inc. (“KBK”), an unrelated company, to provide financial consulting services and paid a onetime fee of 3,000,000 restricted shares of Common Stock in consideration of these services. The agreement granted KBK piggyback registration rights to be included in any Registration Statement undertaken by the Company.

•
In February 2006 we entered into a consulting agreement with 3CD Consulting (“3CD”), an unrelated company, to provide financial consulting services and paid a onetime fee of 3,000,000 shares of restricted Common Stock in consideration of these services. The agreement granted 3CD piggyback registration rights to be included in any Registration Statement undertaken by the Company.

•
In April 2006 we orally agreed to engage Langhofer Financial Group, Inc. to provide financial consulting services and paid a onetime fee of 450,000 shares of restricted Common Stock in consideration of these services

•	In April 2006 we orally agreed to engage Paul A. Kolbeck to provide financial consulting services and paid a onetime fee of 25,000 shares of restricted Common Stock in consideration of these services

•
In February 2006 we entered into a finder agreement with Symphony Resource Group, LLC (“Symphony”), an unrelated company, to provide technology and other consulting services and paid a onetime fee of 300,000 shares of restricted Common Stock in consideration of these services. We also issued Symphony warrants to purchase 2,000,000 shares at $0.08 in increments of 500,000 exercisable on February 1, April 1, July 1, and October 1, 2006.

•
In January 2007, the Company orally agreed to engage Designated Marketing to provide financial consulting services and paid a one-time fee of 2,150,000 shares of restricted Common Stock in consideration of those services.

•
In February 2007 we entered into an Exclusive Investment Banking and Placement Agent Agreement with Ackrell Capital, LLC (“Ackrell”), an unrelated company, and paid a non-refundable retainer of 1,903,179 shares of restricted Common Stock in consideration of these services.

•
In April 2007 we entered into a finder agreement with Jesteda Partners, LLC (“Jesteda”), an unrelated company, to provide investment banking services and paid a one-time fee of 750,000 shares of restricted Common Stock in consideration of these services. In August 2007 we terminated this agreement and paid Jesteda an additional 250,000 shares of restricted Common Stock and warrants to purchase 500,000 shares at $0.08 per share.

•	In July 2006 we issued 400,000 restricted shares to Steve Stuart for financial consulting services

•	In July 2006 we issued 240,000 restricted shares to Evelyn Taylor for financial consulting services

All of the securities described under this caption were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Capital Raises

In June 2005, we executed a memorandum of understanding with an unrelated party to provide us with $15,000,000 of financing. We only received $575,000 under this agreement and accordingly issued 1,916,667 restricted shares of Common Stock in consideration for such payment. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

We have issued the following shares of restricted Common Stock to accredited investors, as that term is defined in Rule 501(a), with no demand or piggyback registration rights, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506:

•	In the year ended September 30, 2005, we issued 8,881,308 shares at average share prices of $0.41.

•	In the year ended September 30, 2006, we issued 62,333,112 shares at average share prices of $0.07 and warrants to purchase a further 34,581,444 shares at $0.10 per share.

•	In the year ended September 30, 2007, we issued 107,396,238 shares at average share prices of $0.08 and warrants to purchase a further 7,438,272 shares at an average of $0.10 per share.

•	Subsequent to September 30, 2007, we issued warrants to purchase 2,000,000 shares at $0.10.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock are entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Dividends. Holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the Board of Directors out of legally available funds.

Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Pre-emptive Rights. Holders of our Common Stock have no pre-emptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our Common Stock.

Assessment. All outstanding shares of our Common Stock are, and the shares of our Common Stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

None of the Company’s shares of preferred stock are issued and outstanding as of the date of this Registration Statement. The Company has designated all of its preferred stock Series A Preferred Stock, which has the following rights and preferences:

Dividend Preference

Commencing with the fiscal year which began January 1, 2005, holders of Series A Preferred Stock, in preference to the holders of Common Stock of the Company, were entitled to receive, a Common Stock dividend of 0.096 shares of Common Stock per annum payable monthly on the first day of each calendar month.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock is entitled to one vote per each share of preferred stock. Shares of Series A Preferred Stock are to be voted together with the shares of Common Stock as a single class.

Adverse Effects, Mergers and Other Major Decisions

Without the consent of the holders of two-thirds of the outstanding Series A Preferred Stock, the Company cannot amend the rights and preferences of the Series A Preferred Stock, and cannot authorize or issue any other series of preferred stock which is in parity with or has a priority over the Series A Preferred Stock. The consent of the holders of the Series A Preferred Stock is required for sale of all or substantially all of the Company’s assets or any merger, consolidation or share exchange, and is required for certain other major decisions of the Company.

Conversion

Each share of Series A Preferred Stock is convertible, at the option of the holder, into one share of Common Stock.

Registration Rights

The holders of Series A Preferred Stock have the right to require the Company to register their shares for sale in any registration statement of Common Stock other than on Forms S-4 and S-8.

Anti-Takeover Provisions. Nevada law provides that any agreement providing for the merger or consolidation for sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation, as amended. Our Articles of Incorporation provide for a super majority voting requirement of the holders of outstanding Series A Preferred Stock in order to approve any such transactions. No shares of Series A Preferred Stock are currently outstanding, but they could be issued by the Company’s Board of Directors in the future. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a shareholder does not have the right to dissent with respect to:

(a) a sale of assets or reorganization, or

(b) any plan of merger or any plan of exchange, if

(i) the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange included in the national market system by the NASD, or are held of record by not less than 2,000 shareholders, and

(ii) the shareholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange included in the national market system by the NASD, or are held of record by not less than 2,000 holders.

Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one fifth, one third, or a majority of the stock of a corporation, a shareholders’ meeting must be held after delivery of an “offeror’s” statement, at the offeror’s expense, so that the shareholders of the corporation can vote on whether the owner(s) of the shares proposed to be acquired (the “control shares”) can exercise voting rights. Except as otherwise provided in a corporation’s Articles of Incorporation, the approval of the owner(s) of a majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the control share acquisition provisions do not apply. The control share acquisition provisions only apply to corporations that have at least two hundred shareholders, one hundred of which have Nevada addresses, and which does business in Nevada. We have not elected out of the control share acquisition provisions of Nevada law.

Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any “combinations,” which is broadly defined to include mergers, sales and leases of assets, issuances of securities, and similar transactions with an “interested shareholder” (which is defined as the beneficial owner of 10% or more of the voting power of the corporation) and certain affiliates or their associates for three years after an interested certain affiliates of their associates for three years after an interested shareholder’s date of acquiring the shares, unless the combination or the purchase of the shares by the interested shareholder is approved by the Board of Directors by the date the interested shareholder acquires the shares. After the initial three year period, any combination must still be approved by majority of the voting power not beneficially owned by the interested shareholder or the interested shareholders, affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by shareholders as a result of the combination is at least equal to the highest of:

(a) the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested shareholder acquired the shares; or

(b) for holders of preferred stock, the highest liquidation value of the preferred stock.

Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider the interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

Under Nevada law, directors also may resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interests of the corporation “upon consideration of the interest of the corporation’s shareholders,” or for one of the other reasons described above. The directors may also take action to protect the interests of the corporations’ shareholders by adopting or executing plans that deny rights, privileges, powers, or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

Options and Warrants

Our 2004 Equity Incentive Plan authorizes an aggregate of 100,000,000 shares to be available for grant. At September 30, 2007 we had granted options for 74,014,634 common shares with exercise prices of $0.02 to $0.337 per share of which 66,814,634 remained outstanding.

The Company has outstanding warrants for the purchase of 44,019,716 shares of the Common Stock of the Company at prices between $0.08 and $0.10 per share, exercisable for a period of five years from the date of grant.

Transfer Agent and Registrar

Island Stock Transfer, a division of Island Capital Management, LLC, 100 Second Avenue South, Suite 300N, St. Petersburg, Florida 33701, acts as the transfer agent and registrar for the Company. Its telephone number is (727) 289-0010. Island Stock Transfer is registered with the Commission and authorized to conduct stock transfer transactions with the Depository Trust Company.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Espre, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings. Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

•	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

•
Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

•	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

•	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Espre Solutions, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Espre Solutions, Inc. and subsidiary as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three years ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Espre Solutions, Inc. and subsidiary as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three years ended September 30, 2007, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements the Company adopted Financial Accounting Standard Board

Statement No. 123(R), “Share-Based Payment” effective October 1, 2005.

Sweeney, Gates & Co.

Fort Lauderdale, Florida
December 18, 2007

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30
	2007	2006
ASSETS
Current assets:
Cash	$3,850,666	$291,426
Accounts receivable, net	251,050	17,610
Accounts receivable, related party	—	950,000
Prepaid expenses and advances	34,564	36,385
Total current assets	4,136,280	1,295,421

Equipment, net	296,758	165,974
Intangible assets, net	73,191	68,858
Loans to related parties	69,432	19,432
Other assets	97,292	44,762
Total assets	$4,672,953	$1,594,447

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable to related parties	$1,667,944	$2,253,987
Accounts payable and accrued expenses	1,449,397	752,441
Total current liabilities	3,117,341	3,006,428

Deferred revenue — related party	1,000,000	950,000
Minority interest	348,093	—

Stockholders’ equity (deficit)
Common shares — $0.001 par value; authorized 500,000,000 shares; and 318,522,499 shares issued and outstanding (note 18)	318,523	205,086

Additional paid-in capital	71,110,086	57,880,541

Stock subscription receivable	(190,000)	(10,000)

Retained equity (deficit)	(71,031,090)	(60,437,608)
Total stockholders’ equity (deficit)	207,519	(2,361,981)
Total liabilities and stockholders’ equity (deficit)	$4,672,953	$1,594,447

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Statements of Operations

	September 30
	2007	2006	2005
Revenue:
Software licensing fees	$2,000,000	$—	$—
Related party software license fees	—	900,000	—
Custom engineering fees	336,200	—	4,000
Revenue sharing	95,847	—	—
Other	30,679	44,147	91,478
Total gross revenue	2,462,726	944,147	95,478
Less:
Software licensing fees repurchases — related party	(725,000)	—	—
Total net revenue	1,737,726	944,147	95,478

Expenses:
General, administrative and selling expenses	5,861,223	3,588,339	2,986,179
General, administrative and selling stock based compensation	4,804,362	5,399,198	31,916,213
Research and development	1,541,367	890,299	1,459,005
Research and development stock based compensation	258,816	517,630	—
Amortization and depreciation	104,399	83,275	71,188
Transition adjustment	—	514,261	122,160
Total operating expenses	12,570,167	10,993,002	36,554,745

Loss from operations	(10,832,441)	(10,048,855)	(36,459,267)
Interest expense	(12,948)	(76,035)	(204,215)
Net loss before minority interest	(10,845,389)	(10,124,890)	(36,663,482)

Minority interest	251,907	—	—
Net loss	(10,593,482)	(10,124,890)	(36,663,482)

Preferred stock dividends	—	—	(495,000)
Net loss applicable to common stockholders	$(10,593,482)	$(10,124,890)	$(37,158,482)

Basic and diluted net loss per share applicable to common stockholders	$(0.04)	$(0.05)	$(0.34)

Weighted average shares outstanding, basic and diluted	236,043,042	200,057,661	109,788,566

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	September 30
	2007	2006	2005
Cash flows from operating activities:
Net loss for year	$(10,593,482)	$(10,124,890)	$(36,663,482)

Adjustments to reconcile net loss to cash used in operating activities:
Stock and options issued for services	971,293	1,335,750	31,916,213
Stock based compensation	4,091,885	4,581,078	—
Amortization and depreciation	104,399	83,275	71,188
Transition adjustment	—	514,261	122,160
Imputed interest	6,569	51,992	170,872
Minority interest	(251,907)	—	—
Changes in assets and liabilities:
Deferred revenue	50,000	950,000	—
Accounts receivable	(233,440)	(7,562)	(26,480)
Accounts receivable — related party	950,000	(950,000)	—
Prepaid expenses	1,821	19,288	(38,056)
Other assets	(52,530)	(4,400)	(31,845)
Accounts payable and accrued expenses	696,957	(773,097)	907,167
Total cash used in operating activities	(4,258,435)	(4,324,305)	(3,572,263)

Net cash used in investing activities:
Loans to related parties	(50,000)	—	—
Purchase of equipment	(178,932)	(70,292)	(68,747)
Purchase of intangible assets	(60,582)	(3,986)	(6,410)
Net cash used in investing activities	(289,514)	(74,278)	(75,157)

Cash flows provided by financing activities:
Proceeds on notes payable — related party	170,000	590,000	—
Payments on notes payable	(358,254)	(402,431)	(353,742)
Proceeds from sale of stock	7,875,443	4,288,700	2,925,292
Minority capital raised	600,000	—	—
Receipts of subscriptions receivable	(180,000)	—	1,209,132
Net cash provided by financing activities	8,107,189	4,476,269	3,780,682

Net increase in cash	3,559,240	77,686	133,262
Cash, beginning of year	291,426	213,740	80,478

Cash, end of year	$3,850,666	$291,426	$213,740

Supplemental disclosure of non-cash information:
Cash paid for interest	$12,948	$76,035	$204,215

Supplemental disclosure of non-cash information:
Issuance of common stock for debt	$404,360	$436,750	$—

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDARY
Consolidated Statement of Stockholders’ Equity (Deficit)

	Preferred Shares		Common Stock
					Additional
	Number of	Par	Number of		Paid- In	Subscriptions	Retained
	Shares	Value	Shares	Par Value	Capital	Receivable	Deficit	Total
Balance, October 1, 2004	5,000,000	$5,000	96,971,733	$96,972	$12,487,409	$(1,209,132)	$(13,649,236)	$(2,268,987)
Private placements	—	—	4,085,524	4,086	2,421,206	1,209,132	—	3,634,424
Conversion of preferred stock to common stock	(5,000,000)	(5,000)	15,000,000	15,000	(5,000)	—	—	5,000
Preferred stock dividend	—	—	595,000	595	494,405	—	—	495,000
Issuance of common stock to guarantee note payable	—	—	2,463,000	2,463	—	—	—	2,463
Issuance of common stock for services	—	—	10,837,520	10,838	31,905,376	—	—	31,916,214
Net loss	—	—	—	—	—	—	(36,663,482)	(36,663,482)

Balance, September 30, 2005	—	—	129,952,777	129,953	47,303,396	—	(50,312,718)	(2,879,369)
Private placements	—	—	62,333,112	62,333	4,236,367	(10,000)	—	4,288,700
Issuance of common stock to guarantee note payable	—	—	3,525,000	3,525	243,225	—	—	246,750
Issuance of common stock for cancellation of royalty payments	—	—	2,000,000	2,000	188,000	—	—	190,000
Issuance of common stock for services	—	—	7,275,000	7,275	1,328,475	—	—	1,335,750
Stock based compensation	—	—	—	—	4,581,078	—	—	4,581,078
Net loss	—	—	—	—	—	—	(10,124,890)	(10,124,890)

Balance, September 30, 2006	—	—	205,085,889	205,087	57,880,541	(10,000)	(60,437,608)	(2,361,981)
Private placements	—	—	102,755,466	102,755	7,772,688	(180,000)	—	7,695,443
Issuance of common stock to guarantee note payable	—	—	300,000	300	38,700	—	—	39,000
Issuance of common stock for services	—	—	5,442,872	5,443	926,851	—	—	932,294
Issuances of common shares for notes and interest — related party	—	—	4,938,272	4,938	399,422	—	—	404,360
Stock based compensation	—	—	—	—	4,091,885	—	—	4,091,885
Net loss	—	—	—	—	—	—	(10,593,482)	(10,593,482)

Balance, September 30, 2007	—	$—	318,522,499	$318,523	$71,110,087	$(190,000)	$(71,031,090)	$207,519

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

Business

Espre Solutions, Inc. (Espre or the Company) is a Dallas, Texas based technology Company, specializing in media collaboration solutions powered by patented video compression technology that provides TV-quality streaming video over the internet. In July of 2004, the Company merged with Espre Texas. As the shareholders of Espre Texas obtained a majority ownership interest in the merged entity, the merger was accounted for as a reverse merger, with Espre Texas treated as the acquirer. The merger was deemed a recapitalization of the Company for accounting purposes, which was, prior to the merger, effectively an inactive public shell. Accordingly, the financial statements presented, and the discussion which follows, represent the historical financial statements and operating history of Espre Texas, which commenced in December of 2003.

The Company’s principal product is a software development kit, ESPRE Live, which has as its platform the Company’s proprietary video coder and decoder “LSVX” to enable customers to build applications that deliver high-quality video at the lowest possible data rates over any IP-based network (both wireless and hardwired) and the Internet to devices such as PDA’s, personal computers and, eventually, Java enabled smart phones.

In the period from inception to September 30, 2007 the Company has been preparing its products for general release. License agreements in this period have been supported with customized engineering and technical support to assist customers in building applications.

Espre’s revenue model is to license ESPRE Live and LSVX for defined markets for fixed fees, and in most cases, revenue sharing arrangements.

The Company’s subsidiary, Blideo, Inc. (“Blideo”), plans to launch a web based service, known as Blideo, in mid-2008 as a fully-equipped online collaboration environment where business professionals can work together, share information and communicate over the internet. This differs from the marketing of ESPRE Live which is tool kit to be used to develop an application such as Blideo. Blideo will aim to be an easy-to-use collaborative platform utilizing the concept of opening a “circle” and then adding the people planning to work together in it. Once set up, a user will then able to video or audio-conference, share files, create schedules and make presentations. All the files, information and communication history relevant to a particular customer or project will be stored within the circle, so there is no dispersal of information. All the tools that a user needs to collaborate are available at the click of a mouse. The Company believes the Blideo service offering represents the convergence of several web trends (including audio and video conferencing, web collaboration, web presentations, blogging and social networking, Wiki’s and forums) and the convergence of these newer technologies with older ones (including cell phones, PDAs, contact managers, file-sharing solutions and video/PowerPoint presentations).

Basis of presentation and controlled subsidiaries

On March 22, 2005, the Board of Directors authorized a three-for-one split of the Company’s common stock, effected by a distribution on May 2, 2005 of two shares for each one share at the close of business on April 30, 2005. The capital stock accounts, share data and per share data are presented as if the stock split occurred as of October 1, 2004.

On April 27, 2007 the Company and Leighton, its President (“Leighton”), founded Blideo each with a 40% interest. The Company and Leighton control Blideo and it has therefore been consolidated in these financial statements. See Note 12.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiary. All intercompany transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid short-term investments, with an original maturity of three months or less.

Accounts receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is made. If accounts become uncollectible, they will be charged to operations when that determination is made.

Fair value of financial instruments

The Company’s financial instruments, primarily consisting of accounts receivable and accounts payable, approximate fair value due to their short-term nature or interest rates that approximate market.

Equipment

Equipment is recorded at cost. The Company provides depreciation, for financial and tax purposes over the estimated useful lives using the straight-line method. Useful lives are as follows: Furniture and fixtures — 7 years, Office equipment — 5 years, Computer and peripheral equipment — 5 years, Leasehold improvements — term of the lease.

Intangible assets

The Company records intangible assets, consisting of patents, core and product technologies, at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective asset, generally four years, using the straight-line method.

Software development costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, leased, or Otherwise Marketed”, requires certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant.

Impairment of Long-Lived Assets

Equipment and intangible assets (patents, core and product technologies) are reviewed for impairment in the fourth quarter and whenever events or circumstances indicate the carrying amount may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the assets to the estimated future cash flows expected from the use of the assets and their eventual disposition. When the estimated future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and its carrying value. No impairments have been recognized in the periods presented.

Revenue recognition

Revenue is measured at the fair value of consideration received or receivable. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred or services has been rendered, the fee is fixed or determinable and collectability is probable. Some video software related arrangements may include services not essential to functionality of any other element of the transaction such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. If the arrangement includes services, previously described revenue is allocated among the services and software elements of the arrangement. Revenue allocated to the service element is recognized as the services are performed or, if no pattern of performance is discernable, on a straight-line basis over the period the services are performed. The Company has not reported any video revenue for which the service element is not essential to the functionality of the video software.

Since the licensing and delivery of the Company’s CODEC does not involve any production, alteration or customization, revenue derived from licensing of the CODEC is recognized when the receipt of payment is probable, the sales price is fixed or determinable, delivery has been made and the contract is enforceable.

When engineering and consulting services are sold together with a software license, the arrangement typically requires customization and integration of the software into a third party hardware platform. In these arrangements, we require the customer to pay a fixed fee for the engineering and consulting services in addition to the licensing fee.  Revenue from custom engineering fees is recognized as the services are performed or, if no pattern of performance is discernable, on a straight-line basis over the term of the contract.  We account for engineering and consulting arrangements in accordance with SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts”. When reliable estimates are available for the costs and efforts necessary to complete the engineering or consulting services and those services do not include contractual milestones or other acceptance criteria, we recognize revenue under the percentage of completion contract method based upon input measures, such as hours. When such estimates are not available, we defer all revenue recognition until we have completed the contract and have no further obligations to the customer.

On occasion a license revenue arrangement requires the Company’s client to share with the Company a portion of its future revenue derived from its use of the product.  Since revenue sharing is neither fixed nor determinable recognition is deferred until the customer’s revenue from the use of the product is known.

Advertising

Advertising costs are expensed as incurred. Advertising expenses for the years ended September 30, 2007, 2006 and 2005 were $30,163, $135,547 and $122,006 respectively.

Research and development

Research and development costs are charged to expense when incurred. Research and development expenses include payroll, employee benefits, consultants and other personnel costs associated with product development. Purchased in-process research and development expense represents the value assigned or paid for acquired research and development for which there is no alternative future use as of the date of the acquisition.

Stock based compensation

The Company accounted for stock options granted to directors and employees under APB 25 until September 30, 2005.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” effective October 1, 2005, which requires companies to record compensation expense for stock options issued to employees or non-employee directors at the fair value of the options. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, with early adoption encouraged.

On October 1, 2005, the Company adopted SFAS No. 123R using the “modified prospective application” and therefore the consolidated financial statements from periods ending prior to September 30, 2006, have not been restated. As a result of adopting SFAS No. 123R, the Company’s loss before income taxes and net loss for the years ended September 30, 2007 and 2006 was $4,077,706 and $4,581,078 higher respectively, than if it had continued to account for share-based compensation under APB No. 25. If the Company had not adopted SFAS No. 123R, loss per share and diluted loss per share for the years ended September 30, 2007 and 2006 would have increased $0.01 and $0.02 respectively. Had compensation cost for the Company’s Stock Option Plan (see note 11) been determined based upon the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123R, the Company’s net loss and net loss per share would have been changed to the pro forma amounts indicated below for the periods ended.

September 30, 2005
Net loss applicable to common stockholders as reported	$(37,158,482)
Add: stock based compensation expense related to stock options determined under fair market value	(1,987,875)
Net loss, pro forma	$(39,146,357)
Net loss per common share
As reported, basic and dilutive net loss, as reported	$(0.34)
Net loss, pro forma	$(0.36)

The weighted average grant date fair market values for options granted were $0.18 for the year ended September 30, 2005.

The fair value of stock options in the proforma accounts for the years ended September 30, 2005 and the period December 22, 2003 (inception) to September 30, 2004 is not necessarily indicative of the future effects on net income and earnings per share. The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Years Ended September 30
	2007	2006	2005
Risk free interest	3.86%	3.78%	3.64%
Dividend yield	0%	0%	0%
Expected volatility	90%	60%	42%
Expected life (years)	5	5	5

Income taxes

The Company accounts for income taxes on an asset and liability approach. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year, plus or minus the change during the period in deferred tax assets and liabilities. Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

Net loss per share

Net loss per share is determined by dividing net loss by the weighted average common shares outstanding. The Company accounts for earnings or loss per share by presenting basic earnings or loss per share including only outstanding common stock and diluted earnings per share including the effect of dilutive common stock equivalents. The effect of stock options, warrants and convertible preferred shares is anti-dilutive for all the periods presented.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions, if not realized, could affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and it is at least reasonably possible that a change in estimates will occur in the near term.

Reclassifications

Prior year’s information is reclassified whenever necessary to conform to current year’s presentation.

Recent pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 was effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is in the process of evaluating the impact of adoption of FIN 48 will have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 159 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

3. GOING CONCERN AND MANAGEMENT’S PLAN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant and recurring losses and negative cash flow from operations which raises substantial doubt about its ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to achieve profitability and to generate cash either from operations or financing.

Management’s plan is as follows:

•	Market its principal product, ESPRE Live, to customers wishing to build applications using video and provide custom engineering services to those customers as requested.

•	Engage in partnerships with firms in key vertical markets. These partners will be market experts and have well defined application strategies that require ESPRE Live to develop them.

•	Launch Blideo as an application service provider

•
Establish independent sales agreements with representatives to sell its products and services. The Company will actively pursue the engagement of additional independent sales representatives who can distribute the Company’s existing video products and services both domestically and internationally.

•	Obtain additional debt and equity financing.

In the period from inception to September 30, 2007 the Company has transacted a substantial amount of its business with related parties. The Company continues to be dependent on revenues from these related parties. The achievement of profitability and the ability to generate cash flows from operations is dependent upon, amongst other things, the acceptance of the Company’s products and services, competition from other products and the deployment of video applications by our customers. There is no assurance that management’s plan will be successful. Accordingly, significant doubts exist about the Company’s ability to sustain its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4. EQUIPMENT

Equipment consisted of the following at:

	September 30
	2007	2006
Furniture and fixtures	$88,926	$45,075
Office equipment	17,709	12,915
Computer and peripheral equipment	283,468	162,802
Leasehold improvements	9,860	—
	399,963	220,792
Accumulated depreciation	(103,205)	(54,818)
	$296,758	$165,974

Depreciation expense was $31,815 and $19,877 for the years ended September 30, 2006 and September 30, 2007 respectively.

5. INVESTMENT IN AND LOANS TO RELATED PARTIES

Blideo Inc.

On April 24, 2007, prior to joining the Company, Leighton founded Blideo Inc. (“Blideo”) and invested $200,000 in May 2007 and $300,000 in July 2007. The Company invested the same amounts in the same time periods. In May of 2007, Blideo acquired an exclusive license from Media Distribution Solutions. LLC (“MDS”), a customer of the Company since April 2006, for the distribution and use of MDS’s software in any social networking application for $175,000 plus certain ongoing royalties. In September 2007, Espre’s Vice President — Sales invested $125,000 in Blideo. Certain former officers and employees of the Company are now officers and employees of Blideo. Subsequent to year end, on October 31, 2007, the Company licensed ESPRE Live on a non-exclusive basis to Blideo for five (5) years for a one time license fee of $1,000,000 plus 1% of gross revenues.

As an integral part of this agreement, Blideo agreed to pay the Company $700,000 for engineering and design services to build the Blideo Application Release 1.0 from September 1, 2007 to March 31, 2008. The $700,000 contract engineering fees paid for core technology development will decrease the license fee. As part of this license the Company has agreed not to contract with any application service provider that plans to launch a service competitive to Blideo’s for one year following the acceptance by Blideo of the application the Company is designing and building. In addition, Blideo is obligated to pay the Company a product maintenance fee for the application the Company is building for Blideo of $70,000 for the first year commencing September 2007 and thereafter at a rate to be negotiated. In addition, the Company provides office accommodation and accounting services to Blideo for $2,000 and $500 per month on a month to month basis. The Company believes all related party transactions have been consummated on terms equivalent to those that prevail in arms’ length transactions.

The following is condensed financial information of Blideo as of September 30, 2007:

Balance sheet
Cash and cash equivalents	$498,251
Other assets	161,830
Total assets	$660,081
Current liabilities	$21,911
Shareholder’s equity	638,170
Total liabilities and shareholders’ equity	$660,081

Statement of Operations — from inception on April 27, 2007 to September 30, 2007
Interest	$4,047
General and administrative expenses	$189,762
Research and development expenses	261,431
Amortization and depreciation	14,684
Total expenses	465,877
Net operating loss for period	$461,830

The assets of Blideo are not available to the Company other than through the contractual agreements more fully described above.

Media Distributions Solutions, LLC (“MDS”)

On April 14, 2006, the Company executed an Intellectual Property License Agreement with MDS giving MDS the perpetual and exclusive right to sublicense and/or distribute the Company’s products globally and exclusively, the Company received an equity interest in MDS of 10%. No revenue for the equity interest was recorded since MDS was a start up entity and had no significant net worth and accordingly the investment is carried at no value. The Company will record any gain in the sale of this investment as it occurs. See Note 8.

Vizeo Solutions Ltd. (“Vizeo”)

Leighton founded Vizeo and loaned to Vizeo $50,000 in November 2006. The Company loaned the same amount to Vizeo in January 2007. This loan is offset able against consulting fees payable to Leighton if not repaid by March 31, 2009. On November 15, 2006 the Company entered into a licensing agreement with Vizeo Solutions Ltd, a company controlled by Leighton, granting Vizeo a non exclusive license for Vizeo to distribute the Company’s software in the United Kingdom, the European Union and the Middle East. The agreement provided for the license to become exclusive if the royalties paid by Vizeo to the Company exceeded $1,000,000 in the first two years after November 15, 2006. As consideration for this license, Vizeo agreed to issue shares equal to 20% of Vizeo outstanding capital and to pay the Company 20% of the net receipts received by Vizeo of software sales. The agreement was terminated by mutual agreement on March 27, 2007. Vizeo also acquired an exclusive license from MDS, a customer of the Company since April 2006, for the distribution of MDS’s software in Europe and The Middle East for $100,000 plus certain ongoing royalties.

Leighton is the sole director and officer of Vizeo. See Note 8.

Loans to affiliates consist of at September 30:

	2007	2006
Vizeo Solutions Ltd.	$50,000	$—
Espre Consulting Inc., a company related to the Chief Executive Officer	19,432	19,432
	$69,432	$19,432

6. NOTES PAYABLE TO RELATED PARTIES

Notes payable — related parties consisted of the following:

	September 30
	2007	2006
Contingent repurchase agreement to Video Software Partners, secured by certain software products, payable on February 1, 2008, interest imputed at 10%	$1,642,944	$1,642,944
Notes payable to Video Software Partners, interest imputed at 10% maturing between 6 to 12 months	—	186,043
Note payable to an related individual, at 10%, due November 25, 2004, extended year to year, unsecured	25,000	25,000
Note payable to a company controlled by Leighton	—	400,000
	$1,667,944	$2,253,987

On September 10, 2004, Video Software Partners, LLC (“Video”) and Espre executed an agreement for the acquisition of Video’s CODEC, including all source code, patents, copyrights, license agreements, royalty interest and other income and property rights by the Company for $2,500,000. The agreement included payment of $50,000 immediately and a Note for $2,450,000 (the “Note”), payable by installments due March 1, 2006, secured by the CODEC and the software applications. The note was non-interest bearing. The note was recorded net of imputed interest of approximately $533,000. Of the imputed interest, $443,445 was not recorded due to the early retirement of this note for stock, cash and a new note.

On March 25, 2005, VSP agreed to accept 2,463,000 shares of ESPRE common stock, a new note for $660,000 and an initial payment of $200,000 in exchange for the note dated September 1, 2004, which had a remaining balance due of $2,007,555, including $91,528 in imputed interest. The recordation of the new note, net of imputed interest of $34,062 and the recordation of the stock at fair market value generated a transition adjustment of $122,160. The transition adjustment was due to fair value differences in the instruments on the date of the transaction. In addition ESPRE included a contingent repurchase provision guaranteeing VSP minimum proceeds of $1,650,000 from the sale of the 2,463,000 shares. ESPRE agreed to pay VSP any shortfall difference between $1,650,000 and the proceeds, if any shortfall difference existed on March 11, 2005. The shares were recorded but no charge to expense was made because Video had no obligation to sell the shares and the liability was recorded. This contingent repurchase liability was recorded net of imputed interest of $141,467, which was amortized monthly through January 2006.

On January 26, 2006, VSP agreed to accept an additional 3,525,000 shares of ESPRE common stock and a new note for $350,000 in exchange for the note dated March 25, 2005, which had a remaining balance due of $162,280, which included $31,518 in imputed interest. With this new note ESPRE extended the guaranteed proceeds that VSP would receive to the additional 3,525,000 shares issued. Though the number of shares subject to the guaranteed proceeds increased the value of the guarantee remained at $1,650,000. The replacement of the note dated March 25, 2005 with the new note, recorded net of imputed interest, and stock, recorded at market price generated a transition adjustment of $420,409. Due to transfer of the shares to VSP, the 3,525,000 shares were expensed at fair market value at the date of the transaction.

On August 28, 2006 VSP agreed to exchange the note dated January 26, 2006 with a new note with extended terms and reduced monthly payments. The balance of the January 26, 2006 note of $103,651, including imputed interest of $12,711, was due to be paid in full September 1, 2006. The new note called for total payments of $204,500 with reduced monthly payments through February 1, 2007. The new note had no stated interest rate and was recorded net of imputed interest of $6,854 or $197,502. The difference in the recorded value of the note dated January 26, 2006 and the new note, recorded net of imputed interest, was recorded as a transition adjustment of $93,851.

On February 1, 2007, the Company agreed to a revised payment plan to the amended forbearance agreement, whereby Video agreed to extend the remaining payment of $52,500 and extend the time period for the contingent repurchase provision of $1,650,000. Video received 300,000 shares of common stock as consideration for this extension. The 300,000 shares were to be registered or otherwise tradable within three months of issue. The shares were valued at market of $0.13, and recorded as debt expense.

The Company and Video executed a purchase agreement on October 24, 2007, and agreed that cumulative payments of $894,000 had been paid and Video had received a total of 6,288,000 shares of common stock. Espre paid Video an additional $100,000 and issued 1,500,000 shares of common stock to Video Partners to satisfy its obligations and release the Company’s CODEC and software applications from the security.

A Note payable dated September 25, 2006, to a company controlled by Leighton was due on February 28, 2007, with interest at 5% secured by 1,000,000 shares of MDS and all unencumbered assets of the Company. The note and accrued interest was repaid in January 2007 by the issuance of 4,938,272 common shares and 4,938,272 five year warrants at $0.10 per share.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at:

	September 30
	2007	2006
Accounts payable — trade	$543,485	$288,823
Accrued expenses	242,151	70,419
Due to investment bankers	139,825	—
Accrued vacation payable	76,640	—
Accrued payroll and payroll taxes	297,296	393,199
Customer advances	150,000	—

	$1,449,397	$752,441

8. RELATED PARTY TRANSACTIONS

Deferred Revenue

Media Distribution Solutions, LLC (“MDS”)

On April 14, 2006, the Company executed an intellectual property agreement with MDS giving MDS the perpetual and exclusive right to sublicense and or distribute the Company’s software products throughout the world, excluding Korea. This agreement is for licensing for use by businesses to the consumer as opposed to business to business. In consideration for giving this license the Company was issued 1,000,000 shares in MDS representing 10% of the shares outstanding at the time and a license fee of $2,000,000. Additionally, the agreement included installment payment guidelines subject to MDS raising capital. Moreover the agreement stipulated that MDS would not be considered in default by missing payments as long as MDS used its best efforts to raise capital and made payments in accordance with the payments guidelines.

As of September 30, 2006, the Company had invoiced MDS $1,850,000 and received $900,000; the remaining $950,000 was deferred. As of September 30, 2007, no further payments were received and, to the Company’s knowledge, MDS had not raised any capital, the Company reversed the accounts receivable and the deferred revenue.

In addition, in consideration for the Company furnishing to MDS quarterly updates, MDS agreed to pay royalties of five percent (5%) of the gross revenues, payable quarterly.

SureCast Media (“SureCast”)

On April 30, 2007, the Company and SureCast executed an intellectual property license agreement wherein the Company granted SureCast the exclusive perpetual right to use the Company’s software to develop applications for the Entertainment Market defined as pay per view, ad insertion and subscription fee based professionally produced pre recorded video content in the form of Entertainment and Sports Entertainment video applications defined as sports shows, sporting events, sports shorts, full length movies, movie trailers, previews and clips (commonly referred to as Hollywood applications), as well as full length television shows, TV shorts, music videos and documentaries, distributed over the Internet for consumption by consumers.

In consideration of the Company granting the license, SureCast paid a license fee of $1,000,000 upon signing the agreement and agreed to pay a further $450,000 upon completion of pilot testing. The Company also granted SureCast a put option, valid for three years from April 1, 2007, which would require the Company to purchase the license back from SureCast for the amount of $2,000,000. As of September 30, 2007 the revenue of $1,000,000 received from SureCast has been deferred due to the put option and the completion of the pilot testing. SureCast is a related entity to one of the Company’s major shareholders.

Also on April 30, 2007, the Company executed another agreement with SureCast which entitles the Company to 25% of the value received by SureCast in the event that SureCast, or the underlying license, is sold.

In November 26, 2007 SureCast and the Company agreed to terminate SureCast’s put option of $2,000,000 in return for the Company waiving the final payment due under SureCast’s license of $450,000.

Repurchase of Market Licenses

On May 14, 2007, Vizeo Solutions Ltd. (Vizeo), a UK company controlled by Espre’s president, executed an intellectual property license agreement with MDS wherein Vizeo purchased from MDS the perpetual and exclusive worldwide right to use and market MDS’s video technology to the consumer market as part of any blogging and/or social networking offering and Vizeo was granted the perpetual license for the name Blideo and the URL, Blideo.com. This agreement also included Vizeo transferring back to MDS the right to market the sports entertainment and entertainment segments of the business for the European Union and Middle East. At the same time, Vizeo executed an assignment of rights and market license transferring all of its rights to the above license to Blideo, Inc. for $175,000.

Contemporaneously, the Company executed an amendment to its intellectual property license agreement with MDS wherein the Company repurchased from MDS the global sports and entertainment business for the sum of $450,000 and a five percent (5%) royalty on all gross revenues generated from the sports and entertainment business. Additionally, if SureCast should be acquired by a third party thus transferring the sports and entertainment segment of the business to this third party, MDS would receive five percent (5%) of the net proceeds received by the end licensee in the transfer of the license.

Summary

Therefore, as a result of the above described transactions, the Company was able to repurchase major portions of the original global and perpetual license to MDS, to license the blogging and social networking portion of the business to other entities, will share in the revenues derived from SureCast utilizing its products and will receive royalties from MDS when it raises capital. All of these transactions have been consummated on terms equivalent to those that prevail in arm’s length transactions.

9. STOCKHOLDERS’ EQUITY (DEFICIT)

Series A Voting Cumulative Convertible Preferred Stock

The Company authorized 5,000,000 Series A Preferred shares none of which are currently issued. The designated terms of the authorized Preferred Shares were that the holders of the Preferred Shares were entitled to elect one or more of the Board of Directors. If the Company proposed to register any of its securities or the securities of its shareholders, the holders of Preferred Shares had piggyback rights for the registration of the underlying common stock. In 2004, the Company recorded beneficial conversion charges of $273,118.

The preferred stock Series A Preferred Stock has the following rights and preferences:

•
Dividend Preference — commencing with the fiscal year which began January 1, 2005, holders of Series A Preferred Stock, in preference to the holders of common stock of the Company, are entitled to receive, a common stock dividend of 0.096 shares of common stock per annum. Each share of preferred stock is payable monthly on the first day of each calendar month. Preferred stock dividends of $595,000 were paid in common stock in 2005.

•
Voting Rights — each holder of outstanding shares of Series A preferred stock is entitled to one vote per each share of preferred stock. Shares of preferred stock are to be voted together with the shares of common stock as a single class.

On May 31, 2005, the preferred shares were converted to 15,000,000 common shares.

Common stock

Payments for Services

The Company has issued a total of 24,760,282 shares of common stock for consulting, advisory and other services principally comprised of the following:

Fiscal 2005

•
In February 2005, the Company entered into a consulting agreement with a company owned by three individuals, all of whom were directors of the Company. The agreement required this company to provide certain financial advisory services to the Company. The Company paid a one-time fee of 6,000,000 shares of common stock in consideration of an agreement to provide these services. The shares were valued at $3.21 per share for a total of $19,230,325.

•
In February 2005, the Company orally agreed to engage a company owned by a director of the Company to assist the Company in coordinating its accounting systems and control procedures, and to provide guidance for the management of its cash flow. In consideration for his services, the Company issued 3,000,000 shares of common stock of the Company at a value of $3.21 per share for a total of $9,615,163.

•	In May of 2005, the Company entered into a consulting agreement with an individual and issued him 240,000 shares of common stock valued at $3.57 per share for a total of $856,800.

Fiscal 2006

•
In February 2006, the Company entered into a consulting agreement with an unrelated company to provide financial consulting services and paid a onetime fee of 3,000,000 shares of common stock valued at $0.20 per share for a total of $600,000. The agreement granted piggy back registration rights to be included in any registration undertaken by the Company.

•
In February 2006, the Company entered into a consulting agreement with another unrelated company to provide financial consulting services and paid a onetime fee of 3,000,000 shares of common stock valued at $0.20 per share for a total of $600,000. The agreement granted piggy back registration rights to be included in any Registration Statement undertaken by the Company.

•
In February 2006, the Company entered into a finder agreement with a third unrelated company to provide technology and other consulting services and paid a onetime fee of 300,000 shares of common stock valued at $0.14 per share for a total of $42,000. The Company also issued this company warrants to purchase 2,000,000 shares at $0.08 in increments of 500,000 exercisable on February 1, April 1, July 1, and October 1, 2006, for a total of $200,000.

•	In February and April 2006, the Company issued a total of 975,000 shares of common stock valued at $0.05 and $0.14 for a total of $93,750 to various individuals for services rendered.

Fiscal 2007

•
In January 2007, the Company orally agreed to engage to provide financial consulting services with another company and paid a onetime fee of 2,150,000 shares of common stock at $.09 per share for a total of $193,500.

•
In February 2007, the Company entered into a banking and placement agent agreement with an unrelated company, and paid a onetime non refundable retainer of 1,538,462 shares of common stock valued at $0.13 per share for a total of $200,000.

•
In April 2007, the Company entered into a finder agreement with another unrelated company, to provide investment banking services and paid a onetime fee of 750,000 shares of common stock valued at $.09 per share for a total of $67,500. In August 2007, the agreement was terminated and the Company issued an additional 250,000 shares of common stock and warrants to purchase 500,000 shares at $0.10 per share for total of $75,700.

Capital Raises

The Company issued common stock to accredited investors with no demand or piggy-back registration rights as follows:

•	In the period December 22, 2003 (inception) to September 30, 2004, the Company sold 15,000,000 shares valued at $0.067 for a total of $1,000,000.

•	In the year ended September 30, 2005, the Company sold 4,085,524 shares valued at average share prices of $0.06 for a total of $2,425,292.

•
In the year ended September 30, 2006, the Company sold 62,333,112 shares valued at average share prices of $0.07 for a total of $4,298,700 and warrants to purchase a further 33,331,444 shares at $0.10 per share.

•
In the year ended September 30, 2007, the Company sold 102,457,966 shares at an average share price of $0.08 for a total of $7,8757,443 and warrants to purchase a further 5,750,000 shares at $0.10 per share to unrelated parties.

•
In the year ended September 30, 2007, the Company sold 4,938,272 shares at a price of $0.081 per share for a total of $404,360 and warrants to purchase a further 4,938,272 shares at $0.10 per share to a company controlled by Leighton.

Purchases of Intellectual Property

•
On September 10, 2004, Video Software Partners, LLC (“Video Partners”), sold its entire interest in its’ CODEC to the Company in consideration of a Note for $2,500,000 (the “Note”), payable by installments due March 1, 2006, secured on the CODEC and the software applications. The Company paid an aggregate of $895,500 in cash payments against the Note as of September 30, 2007. The Company also issued an 6,288,000 shares (the “Collateral Shares”) in order to convert the Note into a contingent stock repurchase obligation that guarantees the Note holder the full repayment of the Note in the event that the net proceeds on sale of the Collateral Shares is less than the remaining outstanding balance on the Note. On October 24, 2007 the Company terminated its obligations under the Video Partners note for $100,000 in cash and the issuance of 1,500,000 common shares.

•	On May 11, 2006, the Company issued 2,000,000 shares of common stock valued at $0.095 for a total of $190,000 to cancel royalty commitments to a company providing ViewMail.

10. STOCK OPTIONS

Effective October 1, 2004, the Company established a stock option plan (2004 equity incentive plan) under which employees, consultants and directors have been granted options to purchase shares of the Company’s common stock. The maximum aggregate number of shares of common stock available for award under the 2004 plan was 75,000,000. Under the 2004 plan, options at the discretion of the stock option committee immediately vest in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the plan. Stock options expire 10 years from the date of grant, unless the grantee owns ten percent or more of the outstanding common stock in which case options expire five years from the date of grant. The option price for any share of common stock may which may be purchased under the plan must be at least equal to the fair market value of the common stock of the Company on the date of grant.

On September 10, 2007, the First Amendment to the 2004 Equity Incentive Plan increased the number of share to be delivered to the awards granted in the 2004 plan to 100,000,000 common shares.

During 2007, the Company changed the strike price of certain fixed options causing them to be re-characterized as variable options mandating variable option accounting for those options. Variable option accounting will be applied from the date of modification until the date of exercise. As a result of the changed strike price there was an increase in stock-based compensation in 2007 of $740,492.

 Transactions and other information relating to options are summarized as follows:

Outstanding Stock Options			Exercisable Stock Options
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at September 30, 2004	15,179,634	$0.10	3,539,634	$0.02
Granted during period	3,725,000	$0.20	4,850,000	$0.18
Outstanding at September 30, 2005	18,904,634	$0.12	8,339,634	$0.11
Granted during period	3,670,000	$0.12	4,811,667	$0.16
Outstanding at September 30, 2006	22,574,634	$0.12	13,201,301	$0.13
Granted during period	44,240,000	$0.09	5,785,000	$0.10
Outstanding at September 30, 2007	66,814,634	$0.10	18,986,301	$0.12

The following table summarizes stock options outstanding and exercisable at September 30, 2007:

Outstanding stock options				Exercisable stock options
Weighted exercise		Average remaining	Weighted average		Average remaining	Weighted average
price range	Shares	contractual life	exercise price	Shares	contractual life	exercise price
$0.001 — $0.085	43,989,634	8.6	$0.01	3,539,634	6.9	$0.02
$0.100 — $0.200	20,905,000	7.9	$0.09	13,686,667	7.4	$0.10
$0.210 — $1.333	1,920,000	7.4	$0.48	1,760,000	7.7	$0.50
	66,814,634			18,986,301

11. WARRANTS

Transactions and other information relating to warrants are summarized as follows:

Outstanding Warrants			Exercisable Warrants
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at September 30, 2005	—		—
Granted during period	34,581,444	$0.10	34,581,444	$0.10
Outstanding at September 30, 2006	34,581,444	$0.10	34.581,444	$0.10
Granted during period	9,438,272	$0.10	9,438,272	$0.10
Outstanding at September 30, 2007	44,019,716	$0.10	44,019,716	$0.10

All warrants have a term of five years.

12. INCOME TAXES

The Company had available at September 30, 2007, net operating loss carry forwards for federal tax purposes of approximately $57 million that could be applied against taxable income in subsequent years through September 30, 2022.

The Company reduced the deferred tax asset resulting from its tax loss carry forwards by a valuation allowance of an equal amount to the deferred asset as the realization of the deferred tax asset is uncertain. Deferred tax assets are as follows:

	September 30
	2007	2006	2005
Net operating losses	$19,433,000	$16,451,000	$13,944,000
In- process research and development	1,528,000	2,325,000	3,122,000
Stock based compensation	1,391,000	1,558,000	—
Transition adjustment	217,000	217,000	42,000
	22,569,000	20,551,000	17,108,000
Less valuation	(22,569,000)	(20,551,000)	(17,108,000)
Net deferred tax assets	$—	$—	$—

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the year ended September 30, 2006 as follows:

	September 30
	2007	2006	2005
Net loss at federal statutory rate	34%	34%	34%
Valuation allowance	(34)%	(34)%	(34)%

Provision for income taxes	0%	0%	0%

13. RELATED PARTY TRANSACTIONS

The Company has entered into related party transactions as follows:

On January 6, 2007, the Company sold 4,938,262 shares and 4,938,272 five year warrants to purchase shares at $0.10 per share for a total of $400,000 to Leighton. On March 23, 2007, the Company received a bridge loan from Leighton of $70,000, which was repaid in May 2007. On April 28, 2007, the Company received a bridge loan from Leighton of $100,000, which was repaid in June 2007. Prior to joining the Company, Leighton was a founding investor in Wireless Peripherals, Inc. which was acquired by the Company and for which he received 6,693,706 shares for an investment of $385,000. The Company entered into a consulting contract with a company controlled by Leighton for $10,000 per month commencing September 25, 2006 to September 25, 2007. The Company has entered into a new consulting contract with Leighton for a minimum period from October 1, 2007 to May 31, 2008 for $20,000 per month and 1.2% of its gross revenues. In the event that the consulting agreement is terminated on May 31, 2008, the agreement requires the continuation of monthly fees and 1.2% of gross revenues for an additional ten months.

On April 4, 2006 the Company sold Ianace 1,650,000 shares for $165,000. On January 23, 2007 the Company sold Ianace 2,000,000 shares for $200,000. Included in accounts receivable at September 30, 2007 is $19,532 due from a company affiliated with Ianace.

The Company sold the rights to the entertainment market to a company whose shareholders also shareholders of the Company for $1,450,000. The Company received $1,000,000 of this license fee in fiscal 2007 which included on the balance sheet at September 30, 2007 as Deferred Revenue — related party.

14. CONCENTRATION OF CREDIT RISK AND DEPENDENCY

During the year ended September 30, 2007, the Company executed a license agreement and performed custom engineering for one customer. The license agreement was for $2,000,000 or 100% of the licensing revenues and the engineering services were $300,000 or 50% of the sales revenues. Management believes the Company is not vulnerable to the risk of near term adverse impact because of this concentration since it expects to derive revenue sharing revenues in the future from this license agreement.

For the year ended September 30, 2006 the Company had sales to one customer who individually accounted for more 95% of the total gross sales for that year. For the year ended September 30, 2005, the Company had sales to five customers who accounted for more than ten percent of the Company’s total gross sales for the year.

For the year ended September 30, 2007 the Company purchased services one supplier who individually accounted for 71% percent of the Company’s total product and development and consulting fees for the year.

The Company maintains deposits in a financial institution that at times exceed amounts covered by the insurance provided by the U.S. Federal Deposit Insurance Corporation. The Company believes that there is no significant risk with respect to these deposits.

15. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office facilities for approximately $15,200 per month. Rent expense incurred by the Company for the years ended September 30, 2007, 2006 and 2005 was $178,027, $170,909 and $7,118 respectively. The following is a schedule of future minimum lease payments for operating leases as of September 30, 2007:

Year	Amount
2007	$181,000
2008	$242,000
2009	$244,000
2010	$254,000
2011	$107,000

16. SUBSEQUENT EVENTS

On October 1, 2007 the Company increased its authorized shares from 330,000,000 to 500,000,000.

In the period from October 1, 2007 to January 8, 2007 Blideo raised $1,860,000 including $150,000 from the Company on October 19, 2007 and $1,000,000 from a party related to SureCast which is a major shareholder of the Company. As of January 8, 2008 the Company’s interest in Blideo is now 28.76%, Leighton’s is 22.12% and Ianace’s is 2.92%

In the period from October 1, 2007 to January 8, 2007 the Company issued 7,779,167 shares for $639,000 or $0.082 per share.

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Balance Sheet

December 31,
2007
(Unaudited)
ASSETS
Current assets:
Cash	$3,297,089
Accounts receivable, net	1,808
Prepaid expenses and advances	113,418
Total current assets	3,412,315

Equipment, net	329,154
Intangible assets, net	72,526
Loans to related parties	69,432
Other assets	114,846
Total assets	$3,998,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to related parties	$25,000
Accounts payable and accrued expenses	1,082,451
Total current liabilities	1,107,451

Minority interest	1,413,741

Stockholders’ equity

Common shares — $0.001 par value; authorized 500,000,000 shares; and 329,217,550 shares issued and outstanding	329,217

Additional paid-in capital	75,458,285

Stock subscription receivable	(10,000)

Retained equity (deficit)	(74,300,421)
Total stockholders’ equity	1,477,081
Total liabilities and stockholders’ equity (deficit)	$3,998,273

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Statements of Operations
Three Months Ended December 31
(Unaudited)

	2007	2006
Revenue:
Software licensing fees	$1,000,000	$1,990,000
Custom engineering fees	44,842	233,250
Other	41,116	7,626
Total revenue	1,085,958	2,230,876

Expenses:
General, administrative and selling expenses	2,037,182	1,093,428
General, administrative and selling expenses stock based compensation	2,101,950	1,084,074
Research and development	565,754	84,600
Amortization and depreciation	31,762	23,347
Total operating expenses	4,736,648	2,285,449
Loss from operations	(3,650,690)	(54,573)
Interest expense	—	(7,848)
Net loss before minority interest	(3,650,690)	(62,421)

Minority interest	381,359	—

Net income (loss)	$(3,269,331)	$(62,421)

Basic and diluted net loss per share	$(0.01)	$(0.00)

Weighted average shares outstanding, basic and diluted	324,093,718	205,085,889

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Three Months Ended December 31
(Unaudited)

	2007	2006
Cash flows from operating activities:
Net income (loss) for period	$(3,269,331)	$(62,421)

Adjustments to reconcile net loss to cash used in operating activities:
Stock and options issued for services	105,209	—
Stock based compensation	1,996,741	1,084,074
Amortization and depreciation	31,762	23,347
Minority interest	(381,359)	—
Changes in assets and liabilities:
Deferred revenue	(1,000,000)	150,000
Accounts receivable	249,242	(1,798,220)
Prepaid expenses	(78,854)	928
Other assets	(17,555)	4,400
Accounts payable and accrued expenses	(366,947)	443,962
Total cash used in operating activities	(2,731,092)	(153,930)

Net cash used in investing activities:
Purchase of equipment	(51,922)	1,411
Purchase of intangible assets	(11,571)	(35,991)
Net cash used in investing activities	(63,493)	(34,580)

Cash flows provided by financing activities:
Payments on notes payable to related parties	(100,000)	(97,985)
Proceeds from sale of stock	714,000	—
Minority capital raised	1,447,008	—
Receipts of stock subscriptions receivable	180,000	—
Net cash provided (used in) by financing activities	2,241,008	(97,985)

Net decrease in cash	(553,577)	(286,495)

Cash, beginning of period	3,850,666	291,426

Cash, end of period	$3,297,089	$4,931

Supplemental disclosures of cash flow information:

Cash paid for interest	$—	$7,848

Non-cash transactions:

Issuance of common stock to retire debt	$1,542,943	$—

The accompanying notes are an integral part of these consolidated financial statements

ESPRE SOLUTIONS INC. AND SUBSIDARY
Consolidated Statement of Stockholders’ Equity
(Unaudited)

	Common Stock
			Additional
	Number of		Paid-In	Subscriptions
	Shares	Par Value	Capital	Receivable	Retained Deficit	Total
Balance, October 1, 2007	318,522,499	$318,522	$71,110,087	$(190,000)	$(71,031,090)	$207,519
Private Placements	8,608,334	8,608	705,392	180,000	—	894,000
Stock Based Compensation	—	—	1,996,741	—	—	1,996,741
Issuance of common stock to eliminate contingent repurchase agreement	1,500,000	1,500	1,541,443	—	—	1,542,943
Stock for services	586,717	587	104,622	—	—	105,209
Net Loss	—	—	—	—	(3,269,331)	(3,269,331)

Balance, December 31, 2007	329,217,550	$329,217	$75,458,285	$(10,000)	$(74,300,421)	$1,477,081

The accompanying notes are an integral part of these condensed financial statements

ESPRE SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND CONTROLLED SUBSIDIARY

The consolidated financial statements included herein have been prepared by the Company, without audit, in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes such disclosures are adequate to make the information presented not to be misleading. In the opinion of management, the amounts shown reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. All such adjustments are of a normal recurring nature.

It is suggested that the financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10/A for the year ended September 30, 2007.

On April 27, 2007 the Company and Leighton, its President (“Leighton”), founded Blideo each with a 40% interest. The Company and Leighton control Blideo and it has therefore been consolidated in these condensed consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiary. All intercompany transactions have been eliminated in consolidation.

Reclassifications

Prior year’s information is reclassified whenever necessary to conform to current year’s presentation.

Recent pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 was effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is in the process of evaluating the impact of adoption of FIN 48 will have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 159 on October 1, 2009, and is currently evaluating the impact of such adoption on its financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007),  Business Combinations  , which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of

 ARB 51  , which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for us beginning July 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We are currently assessing the potential impact that adoption of SFAS No. 160 would have on our financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. GOING CONCERN AND MANAGEMENT’S PLAN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant and recurring losses and negative cash flow from operations which raises substantial doubt about its ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to achieve profitability and to generate cash either from operations or financing. Management’s plan is as follows:

•	Market its principal product, ESPRE Live, to customers wishing to build applications using video and provide custom engineering services to those customers as requested.

•	Engage in partnerships with firms in key vertical markets. These partners will be market experts and have well defined application strategies that require ESPRE Live to develop them.

•	Launch Blideo as an application service provider

•
Establish independent sales agreements with representatives to sell its products and services. The Company will actively pursue the engagement of additional independent sales representatives who can distribute the Company’s existing video products and services both domestically and internationally.

•	Obtain additional debt and equity financing.

In the period from inception to December 31, 2007 the Company has transacted a substantial amount of its business with related parties. The Company continues to be dependent on revenues from these related parties. The achievement of profitability and the ability to generate cash flows from operations is dependent upon, amongst other things, the acceptance of the Company’s products and services, competition from other products and the deployment of video applications by our customers. There is no assurance that management’s plan will be successful. Accordingly, substantial doubts exist about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4. INVESTMENT IN AND LOANS TO RELATED PARTIES

Blideo Inc.

On April 24, 2007, prior to joining the Company, Leighton founded Blideo Inc. (“Blideo”) and invested $200,000 in May 2007 and $300,000 in July 2007. The Company invested the same amounts in the same time periods. In May of 2007, Blideo acquired an exclusive license from Media Distribution Solutions. LLC (“MDS”), a customer of the Company since April 2006, for the distribution and use of MDS’s software in any social networking application for $175,000 plus certain ongoing royalties. In September 2007, Espre’s Vice President — Sales invested $125,000 in Blideo. Certain former officers and employees of the Company are now officers and employees of Blideo. Subsequent to year end, on October 31, 2007, the Company licensed ESPRE Live on a non-exclusive basis to Blideo for five (5) years for a one time license fee of $1,000,000 plus 1% of gross revenues.

As an integral part of this agreement, Blideo agreed to pay the Company $700,000 for engineering and design services to build the Blideo Application Release 1.0 from September 1, 2007 to March 31, 2008. The $700,000 contract engineering fees paid for core technology development will decrease the license fee. As part of this license the Company has agreed not to contract with any application service provider that plans to launch a service competitive to Blideo’s for one year following the acceptance by Blideo of the application the Company is designing and building. In addition, Blideo is obligated to pay the Company a product maintenance fee for the application the Company is building for Blideo of $70,000 for the first year commencing September 2007 and thereafter at a rate to be negotiated. In addition, the Company provides office accommodation and accounting services to Blideo for $2,000 and $500 per month on a month to month basis. The Company believes all related party transactions have been consummated on terms equivalent to those that prevail in arms’ length transactions.

The assets of Blideo are not available to the Company other than through the contractual agreements more fully described above.

5. NOTES PAYABLE TO RELATED PARTIES

Notes payable —consisted of the following:

December 31,
2007
Note payable to a related individual, at 10%, due November 25, 2004, extended year to year, unsecured	$25,000
$25,000

6. STOCKHOLDERS’ EQUITY

Common stock

Payments for Services

In the three months ended December 31, 2007 the Company issued a total of 586,717 shares of common stock for consulting, advisory and other services recorded at market value of $0.18 per share or $105,209.

Capital Raises

In the three months ended December 31, 2007 the Company issued 8,608,334 restricted common stock to accredited investors for cash with no demand or piggy-back registration rights. The company paid fees of $7,100 in connection with the sale of these common shares.

Issuance of Common Stock to Eliminate Contingent Repurchase Agreement

The Company and Video Software Partners (“Video”) executed a purchase agreement on October 24, 2007 and agreed that the cumulative payments of $894,000 had been paid and Video had received a total of 6,288,000 shares of common stock. The Company paid Video an additional $100,000 and issued 1,500,000 shares of common stock to Video to satisfy its obligations and release the Company’s CODEC and software applications from security.

7. STOCK OPTIONS

Transactions and other information relating to options are summarized as follows:

Outstanding Stock Options			Exercisable Stock Options
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at October 1, 2007	66,814,634	$0.10	18,986,301	$0.12
Granted during period	7,200,000	$0.09	3,014,423	$0.08
Outstanding at December 31, 2007	74,014,634	$0.10	22,000,724	$0.10

8. WARRANTS

Transactions and other information relating to warrants are summarized as follows:

Outstanding Warrants			Exercisable Warrants
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at October 1, 2007	44,019,716	$0.10	44,019,716	$0.10
Granted during period	—	—	—	—
Outstanding at December 31, 2007	44,019,716	$0.10	44,019,716	$0.10
All warrants have a term of five years.

9. CONCENTRATION OF CREDIT RISK AND DEPENDENCY

For the three months ended December 31, 2007 the Company had one sale to one customer who individually accounted for more 96% of the total gross sales for that period. For the three months ended December 31, 2006, the Company had sales to one customer who accounted for more than ten percent of the Company’s total gross sales for that period.

For the three months ended December 31, 2007 the Company purchased services one supplier who individually accounted for 82% percent of the Company’s total product and development and consulting fees for the period.

The Company maintains deposits in a financial institution that at times exceed amounts covered by the insurance provided by the U.S. Federal Deposit Insurance Corporation. The Company believes that there is no significant risk with respect to these deposits.

10. DEFERRED INCOME TAXES

The Company reduced the deferred tax asset resulting from its tax loss carry forwards by a valuation allowance of an equal amount to the deferred asset as the realization of the deferred tax asset is uncertain. Deferred tax assets are as follows:

	2007	2006
Net operating losses	$19,624,000	$19,239,000
In- process research and development	1,329,000	1,528,000
Stock based compensation	587,000	1,386,000
Transition adjustment	217,000	217,000
	21,757,000	22,370,000
Less valuation	(21,757,000)	(22,370,000)
Net deferred tax assets	$—	$—

11. SUBSEQUENT EVENTS

In the period from January 1, 2008 to January 31, 2008 Blideo raised $250,000. As of December 31, 2008 the Company’s interest in Blideo was 30.44%, Leighton’s is 23.42% and Ianace’s is 3.09%

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

2.1	Agreement and Plan of Merger between Espre Solutions, Inc., a Texas corporation, and Candeub, Fleissig & Associates dated July 26, 2004 (2)

2.2	Merger Agreement among the Company, Wireless Peripherals, Inc., and Gunnar J. Korpinen, Robert Nimon and Adam Ruef dated August 30, 2004 (2)

3.1	Articles of Incorporation (1)

3.2	Amended and Restated By-laws (1)

3.3	Certificate of Amendment filed August 2, 2004 (1)

3.4	Articles of Merger filed with the Nevada Secretary of State on August 6, 2004 (1)

3.5	Certificate of Merger filed with the State of Delaware on August 6, 2004 (1)

3.6	Articles of Merger filed with the Nevada Secretary of State on August 30, 2004 (1)

3.7	Articles of Merger filed with the Secretary of State of Texas on August 30, 2004 (1)

3.8	Certificate of Amendment filed on April 19, 2005 (1)

3.9	Certificate of Amendment filed on April 4, 2006 (1)

3.10	Certificate of Amendment filed January 8, 2007 (1)

3.11	Certificate of Amendment filed October 1, 2007 (1)

4.1	Form of stock certificate (1)

4.2	Certificate of Designation for the Company’s Series A Cumulative Convertible Preferred Stock filed September 23, 2004 (1)

4.3	Amendment to Certificate of Designation After Issuance of Class or Series of the Company’s Series A Cumulative Convertible Preferred Stock filed March 30, 2005 (1)

10.1	Software Purchase Agreement between Espre Consulting and JOD Enterprises dated November 19, 2003 (1)

10.2	Business Combination and Investment Agreement dated July 6, 2004 (1)

10.3	Intellectual Property License Agreement between Media Distribution Solutions, LLC, and the Company dated April 14, 2006 (1)

10.4	Intellectual Property License Agreement between Global IP Sounds Inc. and the Company dated April 14, 2006 (1)

10.5	Shareholder Agreement between Knight Enterprises, Ltd., Kyle Nelson, Blideo Inc, and the Company dated May 1, 2007 (1)

10.6	Amendment to 2004 Equity Incentive Plan (1)

10.7	Acron office lease between Acron Kings Park, L.P, and the Company dated August 25, 2004 (1)

10.7(a)	Software License Agreement between Radvision Inc., and the Company dated April 19, 2005 (2)

10.7(b)	Amendment No. 1 to Software License Agreement between Radvision, Inc., and the Company dated October 14, 2005 (2)

10.7(c)	Software and Royalty License Agreement between the Company and Vizeo Solutions Ltd. Dated November 15, 2006 (2)

10.8	Intellectual Property License Agreement between SureCast Media and the Company dated April 30, 2007 (1)

10.9	Distribution of Proceeds and Revenue Share Agreement between SureCast Media and the Company dated May 1, 2007 (1)

10.10	Release Agreement between Video Software Partners, LLC, and the Company dated October 24, 2007 (1)

10.11	Purchase Agreement between Video Software Partners, LLC, and the Company dated October 24, 2007 (1)

10.12	Intellectual Property Assignment between Video Software Partners, LLC, and the Company dated October 24, 2007 (1)

10.13	Letter Agreement between Video Software Partners, LLC, and the Company dated October 24, 2007 (1)

10.14	Amendment #1 to Intellectual Property License Agreement between Media Distribution Solutions, LLC, and the Company dated April 17, 2007 (1)

10.15	Investment Banking and Placement Agent Letter Agreement between Ackrell Capital, LLC, and the Company dated February 20, 2007 (1)

10.16	Software and Royalty License Agreement between Blideo Inc and the Company dated October 31, 2007 (1)

10.17	Letter Agreement between SureCast Media and the Company dated November 26, 2007 (2)

10.18	First Amended and Restated Engagement Agreement between the Company and Ackrell Capital, LLC, dated January 18, 2008 (2)

10.19	Assignment between the Company and Espre Consulting dated January 18, 2008 (2)

14.1	Code of Business Conduct and Ethics (1)

23.1	Consent of Sweeney, Gates & Co., regarding Espre Solutions, Inc., dated March 18, 2008 (3)

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 10 filed on November 8, 2007, and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form 10/A filed on February 4, 2008, and incorporated herein by reference.
(3)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 19, 2008	ESPRE SOLUTIONS, INC.

	By:	/s/ Peter Leighton
Peter Leighton, President